As filed with the Securities and Exchange Commission on June 22, 1999.

                                                       Registration No. 333-5826
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                                 POST-EFFECTIVE
                                 AMENDMENT NO. 5
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------
                           ATLANTIC INTEGRATED HEALTH
                                  INCORPORATED
           (Name of small business issuer as specified in our charter)


     NORTH CAROLINA                      8011                     56-1966823
(State or jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
    incorporation or         Classification Code Number)     Identification No.)
     organization)

                        1315 S. GLENBURNIE ROAD, SUITE A5
                         NEW BERN, NORTH CAROLINA 28562
                                 (252) 514-0057
          (Address and telephone number of principal executive offices)

                     --------------------------------------

                          J. PHILIP MAHANEY JR., M.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        1315 S. GLENBURNIE ROAD, SUITE A5
                         NEW BERN, NORTH CAROLINA 28562
                                 (252) 514-0057
            (Name, address and telephone number of agent for service)

                                ----------------


                                   COPIES TO:
          AMY E. CULBERT, ESQ.                   DONALD R. REYNOLDS, ESQ.
    OPPENHEIMER WOLFF & DONNELLY LLP      WYRICK, ROBBINS, YATES & PONTON L.L.P.
3400 PLAZA VII, 45 SOUTH SEVENTH STREET                 THE SUMMIT
         MINNEAPOLIS, MN 55402               4101 LAKE BOONE TRAIL, SUITE 300
             (612) 607-7287                         RALEIGH, NC 37607


                                ----------------
                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                ----------------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

              ----------------------------------------------------

================================================================================

                    Subject to Completion Dated June 22, 1999

                       544,000 PRIMARY CLASS COMMON SHARES
                      972,000 REFERRAL CLASS COMMON SHARES
                 148,000 NONPROFIT CLASS NONVOTING COMMON SHARES


                        ---------------------------------
                           ATLANTIC INTEGRATED HEALTH
                                  INCORPORATED



ATLANTIC:                                THE OFFERING:
*  We are an independent,                *  We are offering Primary Class Common
   physician-owned and governed             Shares, the Referral Class Common
   integrated medical practice group        Shares, or the Nonprofit Class
   network.                                 Nonvoting Common Shares.
*  We are in the process of              *  The initial public offering price
   integrating, economically and            per share will be $1.00.
   clinically, physicians practicing     *  The offering of the shares will be
   primarily in single-specialty            restricted to qualified investors
   medical practice groups into a           only.
   larger multi-specialty network of     *  You will be required to enter into
   physicians and medical practice          subscription and shareholder
   groups.                                  buy/sell agreements, which restrict
                                            the sale of the shares to eligible
NO PUBLIC MARKET:                           persons and provide us a right to
*  Prior to this offering, there has        repurchase the shares upon the
   been no public market for the            occurrence of certain purchase
   shares.                                  events at fair market value, as
*  Upon completion of this offering,        determined in the sole discretion of
   there will continue to be no public      our Board of Directors, thereby
   market for the shares and no             precluding the development of a
   assurance can be given that a public     trading market for the shares.
   market for the shares will ever       *  We intend to use the net proceeds of
   develop after the offering.              this offering for general working
                                            capital purposes.

                               -------------------
    THE SHARES OFFERED BY THIS PROSPECTUS ARE SPECULATIVE AND INVOLVE A HIGH
                                 DEGREE OF RISK.
    YOU SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS"
                              BEGINNING ON PAGE 4.

                               -------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



==================================================================================================
                                         PRICE TO      UNDERWRITING DISCOUNTS AND    PROCEEDS TO
                                       PUBLIC(1)(2)          COMMISSIONS(3)            COMPANY
--------------------------------------------------------------------------------------------------
Per Primary Class Common Share.......      $1.00                  None                  $1.00
Per Referral Class Common Share......      $1.00                  None                  $1.00
Per Nonprofit Class Nonvoting
Common Share.........................      $1.00                  None                  $1.00
--------------------------------------------------------------------------------------------------
Total ...............................   $1,664,000                None               $1,664,000
==================================================================================================

(1) The minimum and maximum investment is 2,000 shares, or $2,000 per investor. See "Plan of Distribution."
(2) The shares will be offered only to qualified investors. See "Plan of Distribution."
(3) The shares will be offered on a "best efforts" basis by our officers and directors. We will not pay any selling commissions to any of our officers or directors in connection with the offering and sale of the shares, although we will reimburse any out-of-pocket expenses.

                  The date of this prospectus is _______, 1999

     [INSERT THE FOLLOWING RED HERRING LANGUAGE ON COVER PAGE OF PROSPECTUS]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

Where You Can Find More Information......................................... ii
Prospectus Summary.......................................................... 1
Risk Factors................................................................ 4
Use of Proceeds............................................................. 9
Dividend Policy............................................................. 9
Dilution.................................................................... 9
Capitalization.............................................................. 10
Selected Consolidated Financial Data........................................ 11
Management's Discussion and Analysis of Financial Condition and Results
 of Operations.............................................................. 13
Business.................................................................... 17
Management.................................................................. 30
Certain Transactions........................................................ 36
Principal Shareholders...................................................... 37
Description of Securities................................................... 40
Shares Eligible for Future Sale............................................. 44
Plan of Distribution........................................................ 45
Validity of Shares.......................................................... 47
Experts..................................................................... 47
Index to Consolidated Financial Statements.................................. F-1

                            ------------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a Registration Statement on Form SB-2 (of which this prospectus is a part) under the Securities Act of 1933 (the "Securities Act"), with the Securities and Exchange Commission with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, as amended by Post-Effective Amendments 1 through 5, and the exhibits and schedules thereto.

         We file reports, proxy statements, and other documents with the SEC in accordance with the requirements of the Securities Exchange Act of 1934. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also read and copy any document we file at the SEC's regional offices at:

             Citicorp Center                 Seven World Trade Center
             500 West Madison Street         New York, New York 10048
             Chicago, Illinois 60621

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY


YOU SHOULD READ THE FOLLOWING SUMMARY, TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                    ATLANTIC

     We are an independent, physician-owned and governed integrated medical practice group network. We are in the process of integrating, economically and clinically, physicians practicing primarily in single-specialty medical practice groups into a larger multi-specialty network of physicians and medical practice groups. Physicians participating in our network provide primary and referral specialty health care services to managed care health plan enrollees and other patients. We seek to improve the clinical performance and efficiencies of individual physician and medical practice group operations by centralizing specific administrative and purchasing functions and introducing management tools, such as clinical pathways, utilization review and outcomes measurement.

     As of May 15, 1999, we had entered into medical services provider agreements covering over 500 physicians located in 22 counties in eastern North Carolina. These agreements require participating physicians to comply with key operating policies and procedures established by our physician Board of Directors. Additionally, as of May 15, 1999, through our wholly-owned subsidiary, The Beacon Company, we had entered into facility participation agreements with eight hospitals in eastern North Carolina. These agreements allow us, through Beacon, to work with local hospitals on joint contracting opportunities.

     We derive our revenues from four main sources:

     * fees paid by employers, managed care health plans, and other third-party payors to access our integrated provider network;

     * commissions and fees paid by employers for health plan related administrative and consulting services;

     * fees paid by vendors on behalf of participating physicians for providing group purchasing and related services; and

     *    administrative service fees paid by participating physicians.

     Our strategy is to continue to develop a multi-specialty integrated medical group network in eastern North Carolina. In each targeted community we plan to affiliate with local physicians who provide a variety of medical specialty services. To implement our strategy, we intend to pursue:

     *    growth in our existing community markets;

     * expansion into new community markets through affiliation with physicians, medical practice groups or existing provider networks;

     * creation of contract relationships with hospitals, health plans, and other third-party payors in the community market areas;

     * use of management information systems, electronic data interchange and the internet; and

     * management activities to increase the efficiency of and reduce costs associated with the operation of our regional network.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


     We were incorporated in North Carolina in December 1994 under the name "Atlantic Primary Care, Inc." References in this prospectus to "Atlantic," "we," "our," "us" and the "Company" refer to Atlantic Integrated Health Incorporated and its wholly-owned subsidiary. Our principal executive offices are located at 1315 S. Glenburnie Road, Suite A5, New Bern, North Carolina 28562. Our telephone number is (252) 514-0057. Our e-mail address is aih@cconnect.net, and our website is located at http://www.aihinc.com. Information contained on our website does not constitute part of this prospectus.


                                  THE OFFERING


Securities offered......................544,000 Primary Class Common Shares
                                        972,000 Referral Class Common Shares
                                        148,000 Nonprofit Class Nonvoting Common
                                        Shares

Securities to be outstanding
 after the offering.....................856,500 Primary Class Common Shares
                                        1,426,000 Referral Class Common Shares
                                        152,000 Nonprofit Class Nonvoting Common
                                        Shares

Investor qualifications.................Primary Class Common Shares will be issued to only "Primary Care Physicians" who have entered into, directly or indirectly, medical services provider agreements with us.

                                        Referral Class Common Shares will be
                                        issued to only physicians practicing
                                        primarily in referral medical and
                                        surgical specialties who have entered
                                        into, directly or indirectly, medical
                                        services provider agreements with us.

                                        Non-Profit Class Nonvoting Common Shares will be issued to only nonprofit entities or public corporations engaged in the delivery of health care services, which have contracted with us to provide medical or other health care services.

Restrictions on resale of shares........All purchasers of the shares offered hereby will be required to enter into
                                        subscription and shareholder buy/sell
                                        agreements, which restrict the sale of
                                        the shares to "eligible persons" only
                                        and give us the right to repurchase the
                                        shares upon certain purchase events at
                                        fair market value as determined in the
                                        sole discretion of our Board of
                                        Directors.

Voting rights...........................The Primary Class Common Shares and the
                                        Referral Class Common Shares vote
                                        together as a single class on most
                                        matters, with each share entitling the
                                        holder to one vote, except as otherwise
                                        provided by law and our Amended and
                                        Restated Articles of Incorporation. The
                                        Nonprofit Class Nonvoting Common Shares
                                        are not entitled to vote on any matters, except as otherwise provided by law. See "Description of Capital Stock."

Use of proceeds.........................The net proceeds from the offering will be used for general working capital
                                        purposes. See "Use of Proceeds."


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                       SUMMARY CONSOLIDATED FINANCIAL DATA



                                                                      YEAR ENDED                 THREE MONTHS ENDED
                                                                     DECEMBER 31,                     MARCH 31,
                                                             ---------------------------     ---------------------------
STATEMENT OF OPERATIONS DATA:                                    1997            1998           1998             1999
                                                                 ----            ----           ----             ----
                                                                                             (UNAUDITED)     (UNAUDITED)
Revenue .................................................    $   283,240     $   283,413     $    65,031     $   123,077
Total operating expenses ................................        456,086         412,953         104,390         101,125
                                                             -----------     -----------     -----------     -----------
Operating income (loss) .................................       (172,846)       (129,540)        (39,359)         21,952
Interest income .........................................            977           2,560             330             914
                                                             -----------     -----------     -----------     -----------
Income (loss) before cumulative effect of a
   change in accounting principle .......................       (171,869)       (126,980)        (39,029)         22,866
Cumulative effect of a change in accounting
   principle ............................................             --              --              --         (82,711)
                                                             -----------     -----------     -----------     -----------
Net loss ................................................    $  (171,869)    $  (126,980)    $   (39,029)    $   (59,845)
                                                             ===========     ===========     ===========     ===========

Income (loss) per basic common share:
   Income (loss) before cumulative effect of a
      change in accounting principle ....................    $      (.41)    $      (.20)    $      (.07)    $       .03
   Cumulative effect of a change in accounting
      principle .........................................             --              --              --            (.12)
                                                             -----------     -----------     -----------     -----------
   Net loss .............................................    $      (.41)    $      (.20)    $      (.07)    $      (.09)
                                                             ===========     ===========     ===========     ===========
Basic average common shares outstanding .................        416,688         620,167         586,333         712,333
                                                             ===========     ===========     ===========     ===========

OPERATING DATA:

Number of Affiliated Practice Sites .....................            119             176             139             206
Number of Affiliated Physicians .........................            312             437             376             527


                                                                                                  MARCH 31, 1999
                                                                                       ---------------------------------
                                                                                           ACTUAL           AS ADJUSTED
                                                                                       ------------         ------------
BALANCE SHEET DATA:

Working capital...................................................................        $249,879          $1,908,879
Total assets......................................................................         291,151           1,950,151
Total shareholders' equity........................................................         162,256           1,821,256





--------------------------------------------------------------------------------

                                  RISK FACTORS

      THE OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN THE SHARES OFFERED HEREBY. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. AN INVESTMENT IN THE SHARES MAY NOT BE APPROPRIATE FOR INVESTORS WHO CANNOT AFFORD TO LOSE THEIR ENTIRE INVESTMENT.





      THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE FOREGOING, WORDS SUCH AS "MAY," "WILL," "EXPECT," "BELIEVE," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE OR OTHER VARIATIONS THEREOF OR COMPARABLE TERMINOLOGY ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF FACTORS, INCLUDING THOSE DESCRIBED BELOW.

WE HAVE A LIMITED OPERATING HISTORY AND A SIGNIFICANT ACCUMULATED DEFICIT.

      We were incorporated in December 1994 and have a limited operating history. Our business is subject to the risks inherent in the establishment of a new business enterprise. Because we have limited operations, we cannot provide you with the type of information that would be available from an institution with a longer history of operations. Our profitability will depend primarily upon the efforts of the individual physicians and medical practice groups that are participating providers of medical services pursuant to medical services provider agreements with us. There is no assurance that we will ever operate profitably. As a result of the substantial start-up expenditures that have been and will continue to be incurred, we can be expected to continue to incur operating losses during at least the next two years of operations. Furthermore, any delays in commencing substantial business operations will further increase start-up expenses and delay realization of potential revenues and income. As of March 31, 1999, we had accumulated a deficit since our inception in an amount equal to $532,694. As a result of our accumulated deficit, along with other matters, the report of our independent public accountants on our consolidated financial statements contains an explanatory paragraph concerning our ability to continue as a going concern.

WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN OR WHICH MAY DILUTE YOUR EQUITY OWNERSHIP.

      The use of proceeds from our offering have been and will continue to be used for general working capital purposes. We believe that if the anticipated fees are collected under our administrative fee assessment program and if we achieve our expected revenues and are to manage our expenses at budgeted levels, we will not require any significant additional capital. If our revenues are not sufficient to complete our initial business development activities, we may adjust our medical services fee arrangements, collect fees under our administrative fee assessment program and seek to raise additional capital. There can be no assurance that we will be successful in executing our business plan or that we will be able to increase the fees charged to buyers of health care services or reduce the fees paid to participating providers if we are unable to achieve profitable operations. We plan to conduct additional offerings of shares of our capital stock as we add additional physicians to our network. Such additional offerings may result in dilution of the equity interests of our shareholders. In any event, there can be no assurance that we will be able to sell additional shares or obtain any necessary additional financing on satisfactory terms, or at all.

WE ARE DEPENDENT ON PHYSICIANS, MEDICAL PRACTICE GROUPS AND OTHER HEALTH CARE PROVIDERS.

      Our profitability and long-range business plans are dependent upon our attracting and retaining the services of qualified individual physicians, medical practice groups and other health care providers, especially primary care medical practice groups. We continue to enter into medical services provider agreements with selected credentialed providers. Although we believe that we will be able to enter into and maintain such agreements with a sufficient number of providers, there can be no assurance that we will be able to do so on a timely basis or under favorable terms.





WE ARE DEPENDENT ON LONG-TERM RELATIONSHIPS WITH MANAGED CARE HEALTH PLANS, INSURANCE CARRIERS, EMPLOYERS AND OTHER BUYERS OF HEALTH CARE SERVICES.

      Our profitability and long-range business plans are dependent upon our establishment of relationships with managed care health plans, insurance carriers, employers and other buyers of health care services. As a result, we continue to meet with and enter into arrangements with managed care health plans, insurance companies, self-funded employers and other buyers of health care services. Although we believe that we will be able to enter into and maintain such relationships with a sufficient number of buyers of health care services, there can be no assurance that we will be able to do so on a timely basis or under favorable terms.

WE FACE INTENSE COMPETITION.

      The health care industry is very competitive. Our organization and our affiliated physicians and medical practice groups compete with individual physicians and medical practice groups, HMOs, preferred provider organizations, physician-hospital organizations, integrated delivery systems and physician practice management companies. Many of our competitors are significantly larger and have substantially greater capital resources than us. There is no assurance that we will be able to compete effectively against such competitors. Even though our competitors will include certain existing managed health care plans, we intend to market the services of our integrated, multi-specialty group network to certain other managed health care plans with which we will not compete. Our success and profitability will be dependent, in part, on our ability to establish contract relationships with existing health plan organizations, which will provide us access to employer buyer coalitions and other insured and self insured employer groups. Although we currently have numerous contracts with self-insured employers, we do not have long-term relationships with any managed care health plan or other buyers of health care services. Continuing consolidation of the participants in the health care industry could limit our opportunities to establish additional contracts and relationships.

WE OR OUR PARTICIPATING MEDICAL PRACTICE GROUPS MAY BE DEEMED TO BE AN AFFILIATED SERVICE GROUP WHICH COULD DISQUALIFY OUR QUALIFIED EMPLOYEE BENEFIT PLANS OR THOSE OF OUR PARTICIPATING MEDICAL PRACTICE GROUPS.

      Section 414(m) of the Internal Revenue Code of 1986 requires that all employees who are employed by members of an "affiliated service group" be treated as employed by a single employer for purposes of discrimination testing and certain other requirements imposed on qualified employee benefit plans. Although we are organized as a business corporation, with our business limited to the provision of administrative services, we and the participating medical providers within our network may be deemed to be an "affiliated service group." In the event we and the participating medical providers are found to be an "affiliated service group," our organizational structure and contractual arrangements may have to be modified. Notwithstanding any such possible modifications, if our or the medical providers' qualified employee benefit plans become disqualified as a result of the "affiliated service group" issue, participating physicians may suffer adverse income tax consequences, including immediate taxation of the employer's contributions to the pension and profit sharing plans which they and their respective medical providers sponsor.

WE ARE SUBJECT TO ANTITRUST LAWS WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

      Federal and state antitrust laws prohibit practices that unreasonably restrain competition. We believe that our proposed organizational structure, contemplated contractual arrangements and business operations will be lawful and will not violate current antitrust laws, even though we may not meet the requirements of identified federal antitrust policy statement safety zones or exemptions. We are still in our early stages of development, and certain structures, programs and business operations required for the economic and clinical integration of participating physicians and medical practice groups have not been implemented. Many of such structures, programs and business operations must be implemented and continued to satisfy certain antitrust requirements, and no assurance can be provided that the requisite structures, programs and business operations will be implemented in a timely manner and continued. Moreover, evolving interpretations of antitrust laws and corresponding statements of enforcement policy could make it necessary for us to modify our organizational structure and/or restructure our contractual arrangements or business operations. If we are found to be in violation of federal or state antitrust laws, we may be subject to fines of up to $10,000,000 or other sanctions. Even the mere assertion of a violation of the antitrust laws could have a material adverse effect on us.

WE ARE SUBJECT TO INSURANCE, HMO, PPO AND URO REGULATION.

      All entities classified as an "insurance company" under North Carolina law are subject to various state laws regulating the business of insurance which are enforced by the North Carolina Department of Insurance ("DOI"). If our method for compensating physicians within our network includes the allocation to the medical practice groups of deficits that result from our payment arrangements with health plans and other purchasers, we might be deemed an "insurance company" and, as a result, be subject to North Carolina laws regulating insurance. Current North Carolina insurance law requirements for insurance companies include, but are not limited to, the payment of licensing fees, the filing of annual statements, and the maintaining of certain capitalization and financial reserves. Failure to comply with these or other requirements could result in the imposition of fines, penalties, and the disqualification from doing business in North Carolina.

      In addition to regulating traditional insurance companies, the DOI is responsible for the regulation of HMOs, PPOs and utilization review organizations. While there are no specific regulations governing physician organizations, the DOI has taken the position that a physician network organization could become subject to the HMO statute if the physician organization enters into arrangements which involve the shifting or other transfer of an "insurance risk." Although we currently do not have any risk sharing contracts, nor do we plan to structure ourselves in such a fashion as to be regulated by the DOI, we may enter into such contracts in the future and at such time may become subject to these regulations. A physician organization may also become subject to regulation as a PPO and a URO. Although we believe that our current operations would not require us to register as a PPO or a URO, no assurance can be given that the DOI would not take a contrary position. Any challenge by the DOI and requirement that we restructure our operations could have a material effect on our operations.

WE ARE SUBJECT TO OTHER GOVERNMENT REGULATION.

      Federal and state laws regulate the relationships among providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the soliciting or receiving, or the offering or payment of remuneration, either directly or indirectly, in return for or to induce a referral of items or services for Medicare and Medicaid patients. Federal and state statutes impose restrictions on physician referrals for designated health services to entities with which the physician has a financial relationship. These laws and applicable regulations also regulate the submission of claims for the reimbursement of physician services, or for services incident to those services, provided under federal health care programs that are false or fraudulent. Violations of these laws may result in substantial civil and criminal penalties, including civil monetary penalties, exclusion from the participation in the Medicare and Medicaid programs, loss of licensure to practice medicine and other penalties. Such exclusion and penalties, if applied to our affiliated physicians and medical practice groups, could have a material adverse effect on us.

      Recently adopted health insurance reform legislation includes important changes in federal laws regulating fraud and abuse. Statutory provisions establishing criminal penalties, both fines and imprisonment, for intentionally fraudulent activity in the provision of health services are included. Claims for reimbursement that are improperly processed and submitted to federal programs that result in inappropriately obtained reimbursement can result in civil penalties. Moreover, persons who have an ownership interest or serve as officers or managing employees of entities that are convicted or excluded from participation in such federal programs for filing false or fraudulent claims would also be subject to exclusion and civil penalties for each day the individual maintains that interest. Finally, remuneration between organizations and entities, which provide services to Medicare or Medicaid beneficiaries and have a written risk sharing agreement, are exempted under Medicare and Medicaid statutes that prohibit the payment or remuneration to induce or obtain referrals. These statutes, if applied to us and our affiliated physicians and medical practice groups, could have a material adverse effect on us.

      Moreover, the laws of many states prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. Although we believe our operations are in material compliance with existing applicable federal and state laws, there can be no assurance that our existing medical services provider agreements will not be successfully challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such agreements will not be limited.

      There can be no assurance that review of our business or the affiliated physicians' businesses by state or federal courts or regulatory authorities will not result in a determination that could adversely affect our operations, the operations of our affiliated physicians and medical practice groups or that the health care regulatory environment will not change so as to restrict our or the affiliated physicians' existing medical practice groups' operations or their expansion.

      In addition to extensive existing governmental health care regulation, there are numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. Certain aspects of these health care proposals, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect us.

WE MAY BE SUBJECT TO POTENTIAL LEGAL LIABILITIES.

      Our health care services involve determinations regarding health insurance coverage, utilization management and maintenance of patient records. Although we do not intend to deliver medical services, we may be forced to defend medical malpractice or other tort claims made by persons who receive medical services from our participating physicians or medical practice groups. The legal theories upon which persons might attempt to assert liability against us or other comparable companies in the managed health industry continue to evolve. There is no assurance that we will not be subject to liability from litigation which might adversely affect our business. We currently do not maintain any insurance for such potential liabilities. We intend to obtain such insurance at the time we enter into our first contract with a managed care health plan; however, no assurance can be given that we will ever obtain and maintain such insurance.

THE OFFERING PRICE WAS ARBITRARILY DETERMINED AND BEARS NO RELATIONSHIP TO OUR ASSETS, BOOK VALUE, EARNINGS, NET WORTH OR OTHER GENERALLY RECOGNIZED CRITERIA OF VALUE.

      The public offering price set forth on the cover page of this prospectus was determined solely by us and is primarily based on our projected capital requirements. The offering price bears no relationship to our assets, book value, earnings, net worth or other generally recognized criteria of value.

THE SHARES OFFERED HEREBY ARE SUBJECT TO LIMITATIONS ON TRANSFER AND THERE IS NO PUBLIC TRADING MARKET FOR THE SHARES WHICH COULD IMPEDE YOUR ABILITY TO RESELL THEM.

      All purchasers of our outstanding shares of capital stock have entered into a subscription and shareholder buy/sell agreement and all purchasers of the shares offered hereby will be required to enter into a subscription and shareholder buy/sell agreement which restricts the sale of the shares and precludes the development of a trading market for the shares. Accordingly, there is currently no public or private trading market for the shares offered hereby and so long as such agreements are in effect, there will continue to be no public or private trading market for the shares.

OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT COULD HAVE THE EFFECT OF MAKING IT MORE DIFFICULT FOR A THIRD PARTY TO EFFECT A CHANGE IN CONTROL WHICH COULD LIMIT THE PRICE CERTAIN INVESTORS MIGHT PAY FOR OUR SHARES.

      Our Amended and Restated Articles of Incorporation and Bylaws, as amended, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might pay in the future for shares of our capital stock.

                                 USE OF PROCEEDS


      The net proceeds to be received by us from the sale of the shares offered hereby after deducting the estimated offering expenses of $5,000, are estimated to be approximately $1,659,000 if the maximum number of shares is sold. We anticipate that all of the net proceeds from the offering will be used for general working capital purposes. In addition, management, at its discretion, may decide that proceeds from the sale of shares to physicians in a certain geographic region be set aside for certain projects and services for such physicians. To date, we have not entered into any written agreements of this nature. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities.



                                 DIVIDEND POLICY


      We have not declared or paid any cash dividends on shares of our capital stock since our inception, and our Board of Directors presently intends to retain all earnings for use in the business in the foreseeable future.



                                    DILUTION


      Our net tangible book value as of March 31, 1999 was approximately $162,256 or $.21 per share. Net tangible book value represents the amount of our total tangible assets reduced by the amount of our total liabilities. Without taking into account any other changes in net tangible book value after March 31, 1999, other than to give effect to the sale of the maximum number of shares offered hereby (after deducting the estimated offering expenses of $5,000 payable by us) at $1.00 per share, our pro forma net tangible book value at March 31, 1999, would have been approximately $1,821,256 or $.75 per share. This represents an immediate increase in net tangible book value of $.54 per share, and an immediate dilution of $.25 per share to new investors. The following table illustrates this per share dilution:


       Public offering price....................................        $1.00
          Net tangible book value per share before offering.....  $.21
          Increase attributable to new investors................  $.54
                                                                  ----
       Pro forma net tangible book value after offering.........        $ .75
                                                                        -----
       Dilution to new investors................................        $ .25
                                                                        =====

                                 CAPITALIZATION


      The following table sets forth our capitalization as of March 31, 1999, on an as adjusted basis to reflect the receipt of the estimated net proceeds from the sale of the shares offered hereby, at $1.00 per share.



                                                                     MARCH 31, 1999
                                                              ----------------------------
                                                                 ACTUAL        AS ADJUSTED
                                                              -----------      -----------
Shareholders' equity:

Primary Class Common Shares;
1,000,000 shares authorized;
312,500 shares issued and outstanding;
856,500 shares as adjusted ..............................     $   312,500      $   856,500

Referral Class Common Shares;
1,800,000 shares authorized;
454,000 shares issued and outstanding;
1,426,000 shares as adjusted ............................         454,000        1,426,000

Nonprofit Class Nonvoting Shares;
200,000 shares authorized;
4,000 shares issued and outstanding;
152,000 shares as adjusted ..............................           4,500          152,500

Additional paid-in capital ..............................          74,000           74,000

Syndication costs .......................................        (105,000)        (110,000)

Stock subscription and shareholder notes receivable .....         (45,050)         (45,050)

Accumulated deficit .....................................        (532,694)        (532,694)
                                                              -----------      -----------

Total shareholders' equity ..............................     $   162,256      $ 1,821,256
                                                              ===========      ===========

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated financial data presented below as of December 31, 1997 and 1998, and for the years ended December 31, 1997 and 1998, are derived from and should be read in conjunction with our consolidated financial statements and the related notes thereto audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this prospectus. The selected consolidated financial data presented below as of March 31, 1998 and 1999, and for the three-month periods ended March 31, 1998 and 1999, are derived from our unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein, and which are included elsewhere in this prospectus. The results of operations for the three-month period ended March 31, 1999 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1999 or for any future period. The information presented below under the caption "Operating Data" is unaudited. Our selected consolidated financial data set forth below are qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.


                      SELECTED CONSOLIDATED FINANCIAL DATA


                                                                     YEARS ENDED                   THREE MONTHS ENDED
                                                                     DECEMBER 31,                       MARCH 31,
                                                            ----------------------------      ----------------------------
                                                                 1997             1998            1998            1999
                                                            -----------      -----------      -----------      -----------
STATEMENTS OF OPERATIONS DATA:                                                                (UNAUDITED)      (UNAUDITED)
Revenue ...............................................     $   283,240      $   283,413      $    65,031      $   123,077
                                                            -----------      -----------      -----------      -----------
Expenses
   Consulting fees ....................................         135,717           21,063            3,102            8,217
   Salaries and wages .................................         251,803          291,410           78,897           68,201
   Recruiting and education ...........................           6,781           12,196            2,653            5,945
   Office expense and other ...........................          44,907           67,246           16,667           14,389
   Rent ...............................................           4,420           10,018            1,038            2,398
   Interest ...........................................              --            2,700               --            1,350
   Depreciation and amortization ......................           7,458            8,320            2,033              625
   Allowance for uncollectible accounts ...............           5,000               --               --               --
                                                            -----------      -----------      -----------      -----------
Operating income (loss) ...............................        (172,846)        (129,540)         (39,359)          21,952
Interest income .......................................             977            2,560              330              914
                                                            -----------      -----------      -----------      -----------
Income (loss) before cumulative effect of a change
   in accounting principle ............................        (171,869)        (126,980)         (39,029)          22,866
Cumulative effect of a change in accounting
   principle ..........................................              --               --               --          (82,711)
                                                            -----------      -----------      -----------      -----------
Net loss ..............................................     $  (171,869)     $  (126,980)     $   (39,029)     $   (59,845)
                                                            ===========      ===========      ===========      ===========
Income (loss) per basic common share:
   Income (loss) before cumulative effect of a
      change in accounting principle ..................     $      (.41)     $      (.20)     $      (.07)     $       .03
   Cumulative effect of a change in accounting
      principle .......................................              --               --               --             (.12)
                                                            -----------      -----------      -----------      -----------
   Net loss ...........................................     $      (.41)     $      (.20)     $      (.07)     $      (.09)
                                                            ===========      ===========      ===========      ===========
Weighted average number of
common shares outstanding .............................         416,688          620,167          586,333          712,333
                                                            ===========      ===========      ===========      ===========


OPERATING DATA:
Number of Affiliated Practice Sites ...................             119              176              139              206
Number of Affiliated Physicians .......................             312              437              376              527

BALANCE SHEET DATA:
Working capital .......................................     $   114,857      $   138,237      $   112,446      $   249,879
Total assets ..........................................         165,007          273,517          186,137          291,151
Total shareholders' equity ............................     $   140,246      $   135,051      $   140,252      $   162,256

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


      The following discussion of our results of the operations and financial condition should be read in conjunction with our Consolidated Financial Statements and the related notes thereto.


OVERVIEW


      We are an independent, physician-owned and governed, integrated medical practice group network. Since our inception, we have focused our efforts on providing administrative services to participating physicians and medical practice groups and on developing a community-based, integrated health care delivery system to provide quality, cost-effective health care to the citizens of eastern North Carolina. We are in the process of integrating, economically and clinically, physicians practicing primarily in single-specialty medical practice groups into a larger multi-specialty network of physicians and medical practice groups. Physicians participating in our network provide primary and referral specialty heath care services to managed care health plan enrollees and other patients. We continue to develop strategic alliances with payors of health care services and other health care providers to achieve greater coordination of the delivery of and payment of health care services.

      As of May 15, 1999, we had entered into medical services provider agreements covering over 500 physicians located in 22 counties in eastern North Carolina. Additionally, as of May 15, 1999, through our subsidiary, The Beacon Company, we had entered into facility participation agreements with eight hospitals in eastern North Carolina.

      We derive our revenues from four main sources:

      * fees paid by employers, managed care health plans, and other third-party payors to access our integrated provider network;

      * commissions and fees paid by employers for health plan related administrative and consulting services;

      * fees paid by vendors on behalf of participating physicians for providing group purchasing and related services; and

      *     administrative service fees paid by participating physicians.





RESULTS OF OPERATIONS

FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1997

      Net revenue for 1998 of $283,413 was approximately equal to 1997 revenues of $283,240. While total revenues were constant from 1997 to 1998, the change in the sources of 1998 revenue was more dramatic. Revenues generated from group purchasing contracts increased from $30,889 in 1997 to $175,152 in 1998, an increase of $144,263 or 467%. This increase was offset by a drop in network development and access fees from $70,000 in 1997 to $30,532 in 1998, a decrease of $39,468 or 57% and administrative fees paid from affiliated medical practice groups which fell from $185,350 in 1997 to $72,771 in 1998. The declines in these two categories were not disappointing to us because in 1998 the network development and access fees were generated from 12 customers while 1997 revenue was derived from one. In addition, we have been working towards reducing our reliance on administrative fees collected directly from our affiliated medical practice groups.

      Operating expenses decreased from $456,086 in 1997 to $412,953 in 1998, a decrease of $43,133 or 9%. This decrease was primarily attributable to a drop in consulting fees which was partially offset by increases in all other operating expenses.

      Salaries and wages expense increased from $251,803 in 1997 to $291,410 in 1998, an increase of $39,607. This increase was primarily due to the addition of provider relations and network marketing representatives along with customary salary increases. Consulting fees decreased from $135,717 in 1997 to $21,063 in 1998, a decrease of $114,654. Consulting fees in 1997 were higher than in 1998 because of the costs associated with our negotiation of contracts associated with the Kanawha/Beacon transaction, drafting and negotiation of facility contracts with hospitals and exploring alternatives for capitalizing Beacon. Office and other expenses increased from $44,907 in 1997 to $67,246 in 1998, an increase of $22,339. The increase was due primarily to an increase in telecommunications, printing and general office supplies. our rent/occupancy expense increased from $4,420 in 1997 to $10,018 in 1998 due to the relocation of our new headquarters. Depreciation and amortization expense increased slightly due to the acquisition of depreciable office equipment. Our recruiting and educational expenses increased from $6,781 in 1997 to $12,196 in 1998 because of increased network development activities.

      We incurred a net loss of $126,980 in 1998 compared to a net loss of $171,869 in 1997. Since inception, we have incurred an accumulated deficit of $472,849. The decrease in net loss in 1998 was primarily due to a decrease in consulting fees in 1998. We anticipate that our operating losses will continue for at least the next two years.

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

      Revenue increased from $65,031 for the three months ended March 31, 1998 to $123,077 for the three months ended March 31, 1999, an increase of $58,046, or 89%. This increase was due to a strong growth in group purchasing contract revenue and network access fees.

      Operating expenses decreased from $101,125 for the three months ended March 31, 1998 to $102,266 for the three months ended March 31, 1999. This decrease was attributable to a decrease in salaries and wages which was partially offset by increases in consulting fees and rent expense.

      Salaries and wages decreased from $78,897 for the three months ended March 31, 1998 to $68,201 for the three months ended March 31, 1999, a decrease of $10,696. This decrease was due to incentive compensation paid in fourth quarter of 1998 as opposed to the first quarter of 1999. Excluding the incentive compensation, salaries and wages would have increased in 1999 because of additional employees. Office and other expenses decreased slightly from $16,667 in the three months ended March 31, 1998 to $14,389 in the three months ended March 31, 1999, a decrease of $2,278. This decrease was due to a temporary decrease in fees paid to credential the physician network. Consulting fees increased from $3,102 for the three months ended March 31, 1998 to $8,217 for the three months ended March 31, 1999, an increase of $5,115.

      Our operating income before the cumulative effect of change in accounting principle was $21,952 for the three months ended March 31, 1999 compared to an operating loss of $39,359 for the three months ended March 31, 1998. The operating income for the first quarter of 1999 primarily resulted from an increase in revenues and a decrease in salaries and wages paid during the three months ended March 31, 1999. We incurred a net loss after the cumulative effect of a change in accounting principle of $59,845 in the three months ended March 31, 1999 compared with a net loss of $39,029 in the three months ended March 31, 1998. The net loss primarily resulted from our adoption of the provisions of Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5) at the beginning of the first quarter of 1999. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and requires that all non-governmental entities expense the costs of start-up activities as these costs are incurred instead of being capitalized and amortized. The initial impact of adopting SOP 98-5 resulted in a charge of $82,711. While our operating income before the cumulative effect of adopting SOP 98-5 exceeded our expectations during the first quarter of 1999, we anticipate continued operating losses for the next two years.


LIQUIDITY AND CAPITAL RESOURCES


      To date, we have financed our operations primarily through the sale of equity securities and revenue generated from operations.

      On October 19, 1996, we filed a Registration Statement on Form SB-2 with the Commission, pursuant to which we registered for offer and sale under the federal securities laws (i) 700,000 Primary Class Common Shares; (ii) 1,400,000 Referral Class Common Shares; and (iii) 150,000 Nonprofit Class Nonvoting Common Shares. The SEC declared our Registration Statement effective on December 30, 1996, and certain of our officers and directors commenced sale of our shares shortly thereafter. During the initial offering period which closed on July 28, 1997, we sold 116,000 Primary Class Common Shares, 216,000 Referral Class Common Shares and no Nonprofit Class Nonvoting Common Shares. On September 22, 1997, we filed a Post-Effective Amendment No. 2 to the Registration Statement. The SEC declared the Post-Effective Amendment No. 2 effective on September 30, 1997. During the second offering period which closed on April 28, 1998, we sold an aggregate of 26,000 Primary Class Common Shares, 76,000 Referral Class Common Shares and no Nonprofit Class Nonvoting Common Shares. On June 24, 1998, we filed a Post-Effective Amendment No. 3 and on August 7, 1998 a Post-Effective Amendment No. 4 in response to the SEC's comments on Post-Effective Amendment No. 3. The SEC declared the Post-Effective Amendment No. 4 effective on August 12, 1998. During the third offering period which closed on March 10, 1999, we sold an aggregate of 14,000 Primary Class Common Shares, 136,000 Referral Class Common Shares and 2,000 Nonprofit Class Nonvoting Common Shares. We sold an aggregate of 156,000 Primary Class Common Shares, 428,000 Referral Class Common Shares and 2,000 Nonprofit Class Nonvoting Common Shares since the Registration Statement was first declared effective on December 30, 1996. The net proceeds from our offering have been used for working capital.





      We had $249,879 and $114,857 in working capital at March 31, 1999 and 1998, respectively. Our cash and cash equivalents were $201,175 and $106,275 at March 31, 1999 and 1998, respectively. The increase in our working capital and cash balance is due to the increase in revenues described above and our stock offering. Depending upon the success of our stock offering and the amount of future revenue derived from network development and access fees, we believe that sufficient liquidity is available to satisfy our working capital through December 31, 1999. In the event that our future stock sales and revenues derived from network development and access fees are lower than projected, we anticipate that we may charge our shareholders assessments, reduce the number of our employees or decrease compensation paid to our officers.

      We did not have any material commitments for capital expenditures as of March 31, 1999.

YEAR 2000 MATTERS

      We have identified the information technology and non-IT systems and software which could be affected by the year 2000, and have assessed the efforts required to remediate or replace them. All of our key systems and software have been remediated or will be replaced by the end of summer 1999. We expect that our systems and software are year 2000 ready or will be ready on a timely basis. We have not contacted vendors, governmental agencies and other third parties with whom we deal to identify potential issues we might encounter if those third parties are not year 2000 compliant. Our business is such that we do not rely heavily upon such third parties. If third parties with whom we do business do not perform, we will replace them.

      A significant portion of our year 2000 readiness efforts have occurred or are occurring in connection with system upgrades or replacements that were otherwise planned (but perhaps accelerated due to the year 2000) or which have significant improvements and benefits unrelated to year 2000. We have incurred no year 2000 remediation costs this year through March 31, 1999. We expect to spend $5,000 for all of 1999. We have not yet estimated Year 2000 costs for periods after 1999. Based on current expectations, neither the costs incurred for year 2000 readiness efforts, nor the delay or deferral of certain development projects that might have otherwise been undertaken in the absence of year 2000 readiness efforts, are expected to have a material effect on our financial position or operating results.

      Our cost and timetable estimates for our year 2000 efforts reflect certain assumptions and are subject to potentially significant estimation uncertainties that could cause actual results to differ materially. Factors which could impact these estimates include: the availability of appropriate technology personnel; the rate and magnitude of related labor costs; the successful identification of all aspects of our systems and software that require remediation or replacement; and the success of third parties in their year 2000 compliance efforts. Due to the complexity and pervasiveness of the year 2000 issue, and in particular the uncertainty regarding the compliance efforts of third parties, no assurance can be given that these estimates will be achieved, and actual results could differ materially.

                                    BUSINESS

GENERAL


      We were incorporated as a business corporation on December 5, 1994 under the name "Atlantic Primary Care, Inc." We are in the process of integrating, economically and clinically, physicians practicing primarily in single-specialty medical practice groups into a larger multi-specialty network of physicians and medical practice groups. We are organized as an independent, physician-owned and governed integrated medical practice group network. Physicians participating in our network provide primary and referral specialty health care services to managed care health plan enrollees and other patients. We seek to improve the clinical performance and efficiencies of individual physician and medical practice group operations by centralizing specific administrative and purchasing functions and introducing management tools, such as clinical pathways, utilization review and outcomes measurement.

      As of May 15, 1999, we had entered into medical services provider agreements covering over 500 physicians located in 22 counties in eastern North Carolina. These agreements require our participating physicians to comply with key operating policies and procedures established by our physician Board of Directors. Additionally, as of May 15, 1999, Atlantic, through our wholly-owned subsidiary, The Beacon Company had entered into facility participation agreements with eight hospitals in eastern North Carolina. These agreements allow us, through Beacon, to work with local hospitals on joint contracting opportunities.





      Our strategy is to continue to develop a multi-specialty Integrated Medical Group Network in eastern North Carolina. In each targeted community we plan to affiliate with local physicians who provide a variety of medical specialty services. To implement our strategy, we intend to pursue:

      *     growth in our existing community markets;


      * expansion into new community markets through affiliation with physician medical practice groups or existing provider networks;


      * creation of contract relationships with hospitals, health plans, and other third-party payors in the community market areas;

      * use of management information systems, electronic data interchange, and the internet; and

      * management activities to increase the efficiency of and reduce costs associated with the operation of our regional network.

      Consistent with this strategy, we are currently negotiating agreements with other health plans to underwrite private label, fully insured health plans using our network of health care providers.

      In February 1998, we entered into certain agreements with Kanawha HealthCare Solutions, Inc. and its parent Kanawha Insurance Company to launch such products. Despite our efforts, Kanawha recently terminated all of these agreements due to a number of market factors, including its decision to discontinue the operation of its HMO in the state of North Carolina. We continue to use Kanawha HealthCare Solutions, Inc. for third party administration services related to our direct contracting with self-insured and partially self-insured buyers of health care services.

MISSION

      Our shareholders share the common vision that we are to be a physician-owned and governed network of medical practice groups. Our mission is to integrate, economically and clinically, physicians now practicing primarily in single-specialty medical practice groups into a larger multi-specialty group Integrated Medical Group Network to:


      * integrate and coordinate multi-specialty patient care beginning at the local community level;

      * improve the access, quality and cost effectiveness of health care services delivered through the development of new health care service delivery products that are competitive and responsive to the changing requirements and opportunities of the marketplace;

      * develop and implement network administrative, operating and information systems required to improve the delivery of health care services and patient outcomes;

      * negotiate managed care (capitation, percentage of premium, and other permitted risk sharing) health plan contracts and contracts with other buyers of health care services; and

      * develop the capability to provide additional ancillary services and generate additional efficiencies in the delivery of outpatient services.


      To accomplish our mission, we are seeking well-defined, long-term relationships with health plans and other buyers of health care services which share our vision and commitment to influencing changes in the health care delivery system that are positive for patients and helpful to health care providers. We have developed and continue to develop working relationships with hospitals and other health care providers that serve our geographic region, providing physicians the maximum flexibility to provide patients with the best possible care.


INDUSTRY


      Concerns over the accelerating cost of health care have resulted in the increasing prominence of managed care. As markets have evolved from traditional fee-for-service medicine to managed care, insurance companies and health care providers have confronted market pressures to provide high quality health care in a cost-effective manner. Purchasers of health care services bargain collectively in an effort to reduce premiums and to bring about greater accountability of health plans and providers with respect to accessibility, choice of provider, quality of care and other indicators of consumer satisfaction. The focus on cost-containment has placed small to mid-sized physician groups and solo practices at a disadvantage because they typically have higher operating costs and little purchasing power with suppliers; they often lack and do not have the capital to purchase new technologies that can improve quality and reduce costs; and they do not have the cost accounting and quality management systems necessary for entry into sophisticated risk-sharing contracts with payors.

      Industry experts expect the health care delivery system to evolve into a system in which the primary care physician, often part of a multi-specialty group or network, is a key leader in managing and directing health care expenditures. As a result of these developments, primary care physicians have increasingly become the conduit for the delivery of medical care by acting as "case managers" and directing referrals to certain specialists, hospitals, alternate-site facilities and diagnostic facilities. By contracting directly with payors, organizations that have both primary care and referral physician leadership are able to reduce the administrative overhead expenses incurred by medical practice groups and health plans and thereby reduce the cost of delivering health care services.

      As a result of the trends toward increased enrollment in managed care health plans and physician membership in medical practice groups, health care providers have sought to reorganize themselves into integrated health care delivery systems that are better suited to this environment. Some physician groups and networks are joining with hospitals and other institutional providers in various ways to create vertically integrated delivery systems which provide medical and hospital services ranging from community-based primary medical care to specialized inpatient services. These health care delivery systems contract with health plans to provide hospital and medical services to enrollees under full risk contracts, through which providers assume the obligation of providing both the professional and institutional components of covered health care services to the plans enrollees.

      In order to compete effectively in this emerging environment, physicians are concluding that they must have greater control over the delivery and financial impact of a broader range of health care services through the acceptance of a global capitation. Moreover, physicians are increasingly abandoning traditional private practice in favor of affiliations with larger organizations and networks, like us, which offer experienced, innovative management and management information systems.

      Many payors and their intermediaries, including governmental entities, look to network providers of physician services to develop and maintain quality outcomes, management programs and patient care data. In addition, such payors and intermediaries seek to share the risk of providing health care services through capitation arrangements which provide for fixed payments for patient care over a specified period of time. While the acceptance of greater responsibility and risk provides the opportunity to retain and enhance market share and operate at a higher level of profitability, medical practice groups and independent physicians have determined that the acceptance of capitation carries with it significant requirements for infrastructure, information systems, capital, network resources and financial and medical management. Physicians increasingly are turning to organizations, such as us, to provide the resources necessary to function effectively in this environment.


BUSINESS STRATEGY


      Our strategy focuses on business activities in four principal areas:


      1. FORMING A REGIONAL PHYSICIAN NETWORK.


      Our management believes that the majority of health care services will continue to be delivered at the local community level in the future, particularly primary medical care in rural regions, such as eastern North Carolina. Based on our experience and discussions with buyers of health care services, our management believes that the purchase of health care services will increasingly be accomplished through contracts with regional networks of physicians and other providers; and thus demand by buyers of health care services will grow rapidly for a regional, high quality physician network in eastern North Carolina that is capable of sharing risk. We continue to meet this market demand by selectively contracting with physicians in communities throughout eastern North Carolina. As of May 15, 1999, we had entered into medical services provider agreements covering over 500 physicians located in 22 counties in eastern North Carolina. Each participating physician is credentialed through an established process that meets and/or exceeds National Commission for Quality Assurance ("NCQA") guidelines. The medical services provider agreement, entered into by all of our participating physicians, requires our participating physicians to follow specific administrative and clinical policies and procedures adopted by our Board of Directors.


      2. DEVELOPING STRATEGIC ALLIANCES.


      We believe that developing strategic relationships with hospitals, other health care providers and insurance carriers, including HMOs, improves the delivery of health care services and patient care. We continue to actively pursue the development of such relationships.

      Our current and proposed agreements with hospital and other providers strive to enhance the quality and efficiency of care to patients and provide an integrated and coordinated continuum of care. Consistent with this goal, our current agreements with hospitals and other providers feature discounted fee for service formulas. As we attempt to position ourselves within a managed care market, our proposed agreements with hospitals and other providers will feature reimbursement formulas that align financial and clinical incentives between physicians, hospitals, and other providers to best meet patient care needs. As our physicians share permitted financial risk, hospitals and other providers will be placed at risk for those aspects of health care delivery that they most directly influence or control. As of May 15, 1999, Atlantic, through our subsidiary, Beacon, had entered into facility participation agreements with eight hospitals in eastern North Carolina.

      We continue our efforts to negotiate provider agreements with managed care health plans and insurance companies desiring to do business in eastern North Carolina. Also, we continue to develop agreements with managed care organizations or third party administrators, to facilitate the offering of services by our participating physicians and medical practice groups to large partially and fully self-insured employers.

      We entered into certain agreements with Kanawha in February 1998. These agreements outlined duties and responsibilities of each organization to develop a variety of health plans to be marketed to small and large employers in our target markets. Initially, the parties intended to develop and distribute HMO, PPO and third party administrator health plan products. Since the agreements were executed, Kanawha has exited the HMO marketplace in North Carolina. However, we are still working together with Kanawha to launch a PPO and jointly market their health plan products to self-insured and partially self-insured buyers of health care services. In June 1998, we purchased all of Kanawha's ownership interest in Beacon.

      Affiliated physicians are required to honor the terms and conditions of contracts entered into by us and approved by respective medical practice groups of such physicians. However, we do not prejudice individual participating physicians or medical practice groups from entering into direct agreements with managed care health plans, insurance companies or other buyers of health care services. our standard medical services provider agreement does provide, however, that we shall have the exclusive right, for a period of 180 days to negotiate a new network/buyer agreement with certain buyers of health care services designated by us. In the event that we do not enter into a network/buyer agreement with a designated buyer of health care services within 180 days, the affiliated physicians have the right to contract with any buyer of health care services, regardless of whether or not we have contracted with a particular plan.

      The expectation is that through relationships with managed care health plans and other buyers of health care services, our physicians will devote greater resources to ensuring the wellness of patients, provide better quality and cost-effective patient care and become more competitive in the health care marketplace. As a result, it is anticipated that the overall cost of providing care will be contained, rendering both us and our participating providers more appealing to managed care health plans, other buyers of health care services, and medical consumers.


      3. SEEKING IMPROVEMENTS IN HEALTH CARE SERVICE DELIVERY AND OUTCOMES.


      We are organized as a multi-specialty integrated medical group network. The integration of the medical group practices and physicians creates significant potential to enhance the quality and cost-effectiveness of care provided to patients served by the network. One of our goals is to accomplish such integration through the systematic sharing of information, coordination of care and such activities as the development and application of clinical pathways and outcome measurements. We believe that information technology is important to the growth of our integrated health care delivery system and that the availability of detailed clinical data is fundamental to quality control and cost containment.

      We are monitoring the current developments in information and telecommunications systems that will be able to link our central office with the offices of certain participating physicians and medical practice groups via the internet or other electronic means to facilitate the collection and analysis of clinical and administrative data and the potential development of a comprehensive health care database. The database is to combine information about the cost and utilization of health care services rendered to patients of the network. The information technology being monitored is designed to permit immediate verification of the eligibility of patients for service under various managed care health plans. The cost of linking us with the offices of certain participating physicians and medical practice groups through information and telecommunications systems will not result in any significant charges to us and will likely cost participating physicians and medical practice groups monthly fees. The exact amount of such fees will be dependent upon the type of services desired by each physician and medical practice group.

      Through analysis of data and appropriate sharing of pertinent information with physicians, hospitals, patients, managed care plans and buyers of health care services, our physicians should be able to reduce the risk of providing unnecessary and inappropriate care. Equally important, these systems and enhanced communications among providers, patients and purchasers, will improve efforts to deliver quality service in a cost-effective manner and document continuous improvements in health care service delivery and outcomes. The information we desire to store in a database should allow participating physicians systematically to develop and utilize clinical pathways and outcome measurements and to address other quality-of-care issues. Although our management views this strategy as important, it realizes that this strategy is a long-term goal and not one that management believes will be achieved in the near future.


      4. ENHANCING THE MANAGEMENT AND PERFORMANCE OF PARTICIPATING PRACTICES.


      We continue to expand the number of shared management services we offer to our participating physicians. While we expect that our participating physicians will continue to employ and directly supervise the various clinical, reception, medical records and other support personnel required at each office site, we believe that many other administrative-management services may be provided more efficiently and on a cost-effective basis through centralized resources in the network office.

      To this end, we have developed and formed a group purchasing program whereby participating physicians and medical practice groups may acquire frequently utilized goods and services. Our main programs include professional liability insurance, medical office supplies, radiology supplies, reference laboratory services, telecommunications services and compliance with Occupational Safety and Health Administration training. We continue to issue requests-for-proposals for office supplies and other business services and information systems. We also continue to expand our consulting services to medical practice groups and physicians. These services include physician recruitment, establishment of cross coverage arrangements and creating a medical practice, opening a new office, or combining or merging practices.

      In conjunction with our strategic planning efforts, we may determine that it would be advantageous from a marketing and/or service standpoint to sponsor the establishment of strategically located care centers or physician offices in locations which would help attract new customers and patients, or provide enhanced access to services for existing patients. As appropriate, we will undertake to facilitate efforts by the affiliated medical practices to recruit and hire physicians directly to staff such sites.


MEDICAL SERVICES PROVIDER AGREEMENTS, STRUCTURE AND OWNERSHIP AND MANAGEMENT


      MEDICAL SERVICES PROVIDER AGREEMENTS: Affiliated medical practice groups and physicians are linked to us and each other through medical services provider agreements. We contract with our participating physicians and affiliated medical practice groups for the provision of medical services and the allocation of revenues and expenses and, in turn, contracts with managed care health plans and insurance companies for marketing and enrollment services. These agreements obligate us to allocate revenues among participating physicians and medical practice groups in accordance with agreed upon formulae and obligate the physicians and medical practice groups to provide medical services and share certain risks of covering the costs of health care services provided. In addition, the medical services provider agreements may require participating physicians and medical practice groups to participate in an administrative fee assessment program.

      STRUCTURE AND OWNERSHIP: We are a North Carolina business corporation organized to provide administrative services only and not to provide medical services. We are owned by medical practice groups and physicians who, directly or indirectly, enter into medical services provider agreements with and become our shareholders. A diagram of our structure and ownership and our relationships with buyers of health care services and participating physicians and medical practice groups is set forth below:

                                     [CHART]

  MEDICAL PRACTICE GROUP/           HEALTH PLANS
  PHYSICIAN SHAREHOLDERS            OTHER BUYERS OF HEALTH CARE SERVICES

                                        - Permitted Risk Sharing and
                                          Non-Risk Sharing Provider Agreements

                     ATLANTIC INTEGRATED HEALTH INCORPORATED

                           - Physician Board of Directors
                           - Physician Officers
                           - Lay Chief Operating Officer
                           - Lay Chief Financial Officer
                           - Committees
                           - Administrative Staff
                           - Management Information System


Non-Exclusive Medical Services
Provider Agreement


      MEDICAL GROUP/PHYSICIAN                   MEDICAL GROUP/PHYSICIAN
  - Own property and equipment
  - Employ Support Staff


             - Employment Agreement

    Physician



      We are owned by participating medical practice groups and physicians, as depicted in the upper left corner of the diagram, and such shareholders have elected the members of the Board of Directors, all of whom are physicians. As depicted in the center box of the diagram, our officers are physicians, although our Chief Operating Officer and Chief Financial Officer are lay persons experienced in the operation of medical practice groups and managed care systems.

      Our Board of Directors has established a number of committees that are advisory committees of the Board of Directors and oversee and recommend policies and procedures concerning matters of general management, finance, marketing, contracting, continuous quality improvement, utilization management and management information systems. The members of such committees are primarily physicians who are participants in our network, although other physicians and lay persons may also be designated members of the committees.

      We will negotiate and enter into agreements on behalf of participating physicians and medical practice groups with health plans and other buyers of health care services, as depicted in the upper right corner of the diagram. Such health care services will be provided by participating physicians and medical practice groups and their respective physicians and other licensed professionals. The terms and provisions for the rendering of the health care services, payment for such services, and the sharing, by the participating physicians and medical practice groups, of the risk of covering the costs of providing such health care services are included in the medical services provider agreements, as depicted in the lower left corner of the diagram. Physicians' employment relationships with their respective medical practice groups will be maintained. The numbers of participating physicians, their medical specialties and geographic locations, are determined by our Board of Directors.

      Our structure and ownership have been designed to avoid us and the participating medical practice groups being deemed an "affiliated service group," as defined under the Internal Revenue Code. Our Board of Directors has structured us to avoid such "affiliated service group" designation and to enable participating medical practice groups to continue their existing qualified pension and profit sharing plans without any adverse tax consequences. The Board of Directors believes that we and the participating medical practice groups will not be an "affiliated service group" because (a) we are organized as a business corporation; (b) our business is limited to providing administrative services (and will not constitute practicing medicine); and (c) no individual physician is permitted to own 5% or more of our outstanding capital stock. No assurance can be provided, however, that the Internal Revenue Service or another regulatory agency will not take the position that we, as we are structured, owned and operated from time to time, will be an "affiliated service group."

      MANAGEMENT: Because of the complex array of business activities that we pursue, we have undertaken to retain qualified management personnel and professional advisors to carry out the day-to-day work of managing the network. The central network office is supervised by the Chief Operating Officer who was selected by and is accountable to the Board of Directors. Our staff supports our Board of Directors and committees; facilitates strategic planning regarding the growth and development of network services; manages shared practice management services provided or available to affiliated physicians; assists the network in our efforts to obtain and manage risk contracts with managed care health plans and other buyers of health care services; and is responsible for developing management systems, including pro forma financial schedules to facilitate the monitoring of revenues and expenditures incurred by the network.

      In addition to the Chief Operating Officer, as our grows in size and function, we will continue to develop our own staff with experience in such areas as finance, marketing, health services/provider relations and management information systems. The number and type of staff employed or retained will evolve based on the size of the network, number of enrollees and patients served and complexity of planning or management challenges.

      We are still developing many of our business operations. As a result, we contract with consultants to assure that the array of experience and expertise necessary to expand the network successfully is readily available. We require the on-going advice of attorneys, certified public accountants and consulting actuaries.


PHYSICIAN SELECTION AND CREDENTIALING


      To become one of our participating physician, each physician must complete the credentialing process which meets or exceeds guidelines promulgated by the NCQA. Credentialing criteria have been developed to assure the inclusion of desired numbers of physicians, as identified by specialty and geographic location, within the network; the compilation of information concerning the cost and quality of services rendered by respective physicians; and the confirmation by applicants of their willingness to adhere to policies and procedures adopted by our Board of Directors. Each participating physician is required to complete successfully our credentialing process.

      We have contracted with National Provider Credentialing Service, a Virginia corporation, to accomplish primary source verification and electronically catalogue the information contained on each physician's credentialing application. We commenced our credentialing program in July 1996.


PHYSICIAN REIMBURSEMENT, PHYSICIAN PAYMENTS, RISK MANAGEMENT


      The medical services provider agreement entered into by each physician and medical practice group participating in our network is structured to provide that:

      * participating physicians and medical practice groups render required and appropriate medical services to designated patients;

      * payment for such medical services is to be made to participating physicians and medical practice groups through programs determined by the Board of Directors; and

      * we coordinate and manage such provision of medical services, payment for the medical services and the sharing of certain risk by the participating physicians and medical practice groups related to the cost of providing the required and appropriate medical services.


Designation of primary care physicians as "case managers" to coordinate patient care will vary depending on the terms of the contracts entered into with buyers of health care services.


      We have worked with and will continue to engage a professional actuarial firm to work with the Board of Directors to develop common fee schedules for our network and to determine appropriate allocation of capitation. In the event participating physicians and medical practice groups are paid on a fee-for-service basis, we will endeavor to utilize a common fee schedule and, as permitted and appropriate, will develop provisions for holding back a portion of the fees paid to participating physicians and medical practice groups in a contingency reserve fund. As determined by our Board of Directors and the terms and conditions of specific managed care health plan contracts, a scheduled, periodic accounting of managed care health plan expenses will be completed. The monetary amounts "held back" will be returned to the participating physicians and medical practice groups to the extent that the operating results permit. If a surplus still remains after all amounts held back during the year from payments otherwise due physicians have been returned, such surplus will be allocated among participating physicians in accordance with criteria determined by the Board of Directors.


      The allocation of administrative assessments, revenues, sharing of risk, operating reserve deficits or other reimbursement/compensation limitations described herein may vary among medical practice groups and individual providers within a medical practice group.

THE ATLANTIC MEDICAL MANAGEMENT INFORMATION SYSTEM


      We continue to evaluate information systems to provide interactive health services and management information as described below. Our management objective is to provide participating physicians with access to appropriate data as patient care is rendered and evaluated. It is contemplated that we and participating medical practice groups will be linked electronically and that information will be delivered and shared through electronic data interchange ("EDI") and a private intranet. No target date has been established for implementation of such management information systems within our network.

      The functions of core information systems selected are to include e-mail, accounting applications, on-line verification of eligibility, database collection and reporting, management of contracts, claims processing and payment, referral authorization and statistical reporting. We and/or medical practice groups will retain ownership of all data, information and reports generated by and through the use of the information systems.


ADMINISTRATIVE FEE ASSESSMENT PROGRAM


      The medical services provider agreement entered into by each participating physician or medical practice group provides that we, in our sole discretion and by determination of our Board of Directors, may require the participating physicians and medical practice groups to provide financial support to help defray our operating expenses. Consistent with this provision, we have the authority to bill the participating physicians and medical practice groups or retain from revenues paid to us administrative and management fees that are equal to 3% of our "net revenues," as defined in the medical services providers agreement. In addition, upon execution of the medical services provider agreement, participating physicians and medical practice groups who are referral specialists may be required to pay to us an initial administrative and management fee up to $3,000 per referral physician.


COMPETITION


      The health care market is extremely competitive and undergoing rapid change. We and our affiliated physicians and medical practice groups compete with individual physicians and medical practice groups, HMOs, PPOs, physician-hospital organizations, integrated delivery systems and physician practice management companies. Many of our competitors are significantly larger and have substantially greater capital resources than us. We believe that the principal competitive factors that will affect our ability to contract with health plans and other buyers of health care services include achievement of cost efficiencies through integrated operations, satisfaction of the needs of target purchasers and achievement of superior customer/patient satisfaction.


GOVERNMENT REGULATION


      Various state and federal laws regulate the relationships among providers for the provision of physician and other health care services, and as a business in the health care industry, we are subject to these laws and regulations. We believe our operations are in material compliance with applicable laws; however, we have not received any legal opinion from counsel or any advisory opinions from regulators that our operations are in material compliance with applicable laws. Many aspects of our business operations have not been the subject of state or federal regulatory interpretation. Moreover, as a result of our providing both physician practice management services and medical support services, we may be the subject of more stringent review by the regulatory authorities. There can be no assurance that a review of our or our affiliated physicians' businesses by courts or regulatory authorities will not result in a determination that could adversely affect our operations or the operations of our affiliated physicians and medical practice groups. Moreover, no assurance can be provided that new and more restrictive state or federal laws and regulations will not be enacted or adopted.

      The laws of many states prohibit business corporations such as us from practicing medicine or employing physicians to practice medicine. Although the State of North Carolina does not expressly prohibit the corporate practice of medicine, it does require all persons practicing medicine to be licensed. We perform only non-medical administrative services, does not represent to the public or our clients that it offers medical services and does not exercise influence or control over the practice of medicine by the physicians with whom it contracts. Accordingly, we believe that it is not in violation of applicable state laws relating to the corporate practice of medicine. However, the laws in most states, including the State of North Carolina, regarding the corporate practice of medicine have been subjected to limited judicial and regulatory interpretation; therefore, no assurances can be given that our activities will be found to be in compliance, if challenged.

      Federal and state laws regulate the relationships among providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the soliciting or receiving, or the offering or payment of remuneration, either directly or indirectly, in return for or to induce a referral of items or services for federal health care program patients including, among other patients, Medicare and Medicaid patients. Federal and state statutes impose restrictions on physician referrals of designated health services to entities with which the physician has a financial relationship. These laws and applicable regulations also regulate the submission of claims for the reimbursement of physician services, or for services incident to those services, provided under federal health care programs that are false or fraudulent. Violations of these laws may result in substantial civil and criminal penalties, including civil monetary penalties, exclusion from the participation in federal health care programs, including, among other programs, the Medicare and Medicaid programs, loss of licensure to practice medicine and other penalties. Such exclusion and penalties, if applied to our affiliated medical practice groups, could have an adverse effect on us.

      Extensive procedural and substantive changes to fraud and abuse and reimbursement related provisions of federal law were enacted as part of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the Balanced Budget Act of 1997 ("BBA"). In part, the changes provided new funding and other incentives to encourage more vigorous enforcement of existing law. In addition, new criminal and civil penalty provisions were added, existing requirements and penalties were extended to additional federal programs, and changes were made to mandatory and permissive exclusion provisions. New criminal violations relating to "health care fraud" and "federal health care offense" were defined. New civil monetary penalties were added for actions such as patterns of incorrect coding or billing for unnecessary services, offering inducements to beneficiaries to obtain services from a particular provider, and for contracting with, or employing, an individual who is excluded from participation in a federal health care program. During 1998 alone, HIPAA and BBA also have resulted in a very substantial number of proposed and final rules, advisory opinions and other notifications.

      Certain provisions of state and federal statutes, commonly referred to as the "anti-kickback laws," prohibit the offer, payment, solicitation or receipt of any form of remuneration either in return for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by a "federal health care program." For purposes of the anti-kickback law, a "federal health care program" includes the Medicare and Medicaid programs and any other plan or program that provides health benefits which are funded directly, in whole or in part, by the United States Government. The anti-kickback laws are broad in scope and have been broadly interpreted by courts in many jurisdictions. Read literally, the statutes place at risk many otherwise legitimate business arrangements, potentially subjecting such arrangements to lengthy, expensive investigations and prosecutions initiated by federal and state governmental officials.

      The federal government has published several final and proposed regulations for the creation of certain "safe harbors" from prosecution under the federal anti-kickback law, but some of our operations do not satisfy the requirements for any of the "safe harbor" exemptions. We believe, however, that in the conduct of our contemplated business operations we will not be in a position to make or influence the referral of patients for goods or services and that such business operations will not constitute or generate any violation of state or federal anti-kickback laws. To the extent we are deemed by state or federal authorities to be a separate provider of health care services, making referrals to or receiving referrals from physicians or medical practice groups through our Non-Exclusive Medical Provider Agreements, the financial arrangement under such agreements could be subject to scrutiny and prosecution under the anti-kickback laws. Violation of the anti-kickback laws is a felony, punishable by fines up to $25,000 per violation and imprisonment for up to five years. In addition, the Department of Health and Human Services may impose civil penalties, including excluding violators from participation in federal health care programs, and other criminal and civil penalties may be imposed pursuant to applicable state laws.

      Significant prohibitions against physician referrals were enacted, subject to certain exemptions, by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Effective January 1, 1995 and subject to certain exemptions, Stark II prohibits a physician or a member of the physician's immediate family from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. The designated health services include the provision of clinical laboratory services, radiology, radiation therapy services and supplies, physical and occupational therapy services, durable medical equipment and supplies, parenteral and enteral nutrients, equipment and supplies, prosthetics, orthotics and prosthetic devices and supplies, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. The penalties for violation of Stark II include a prohibition on Medicaid and Medicare reimbursement and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." Since we provide administrative services only and not any "designated health services" or other health services, our management believes that our business operations do not generate any violations of the Stark legislation. While we believe we are in compliance with the Stark legislation, future regulations could require us to modify the form of our relationships with the affiliated physician groups. For example, proposed regulations implementing the Stark II laws were issued in January 1998, but have yet to be finalized. Moreover, the violation of the Stark legislation by any of our affiliated medical practice groups could result in significant fines and loss of reimbursement which would adversely affect us.

      Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other patients. The State of North Carolina has enacted statutes which prohibit the payment of fees to induce referrals and prohibit referrals of patients by health care providers for certain designated health care services to entities in which the health care provider or group practice or any member of the group practice has an investment interest. Sanctions which may be imposed for violations of such statutes include discipline by the applicable professional licensing board, suspension or revocation of the offending provider's license and substantial civil money penalties. While we believe it will be in compliance with such state laws, the existing or future laws or regulations could require us to modify the form of our relationships with the affiliated physician groups.

      Laws in all states regulate the business of insurance and the operation of HMOs. The laws and regulations of the State of North Carolina, as interpreted by the state's Department of Insurance, permit physician organizations, such as us, to enter into risk sharing contracts only with licensed entities such as HMOs. Although we currently do not have any risk sharing contracts, we may enter into such contracts in the future and at such time may be subject to the HMO statute. A physician organization may also become subject to regulation as a PPO or a URO. Although our management believes that our current operations fall outside of the oversight of the DOI, no assurance can be provided, that our structure and operation and the structure and operation of our affiliated medical practice groups will not be challenged by the DOI or other regulatory agencies. Any such challenge and any requirements that we restructure our operations or qualify for an insurance license could have a material effect on our operations.

EMPLOYEES


      As of May 15, 1999, we had six full-time employees, including the Chief Operating Officer. We are not subject to any collective bargaining agreements and we believe that our employee relations are good. In addition, we recently hired P. Wayne Williams to serve as the President and Chief Operating Officer of our wholly owned subsidiary, The Beacon Company. Mr. Williams is scheduled to start work on June 15, 1999.

FACILITIES

      Our offices are located at 1315 S. Glenburnie Road, Suite A5, New Bern, North Carolina 28562. We initially signed a one-year lease for approximately 1,300 square feet at an aggregate monthly rent of approximately $805 (including association fees). We are currently leasing this space on a month by month basis.


LEGAL PROCEEDINGS


      We are not involved in any legal proceedings considered by us to be material.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


      Our directors and executive officers as of May 15, 1999 are as follows:


            Name                 Age       Position
            ----                 ---       --------

J. Philip Mahaney, Jr., M.D.     53        President and Chief Executive Officer
                                           and Director*


John P. Emerick, M.D.            49        Treasurer and Director**

W. James Stackhouse, M.D.        49        Chairman of the Board and Director*

Robert H. Blake, III             40        Chief Operating Officer

Stephen W. Nuckolls              31        Chief Financial Officer


Michael L. Bramley, M.D.         51        Vice President and Director*




Charles J. Baio, M.D.            48        Director*

Graham A. Barden, III, M.D.      43        Director*

Mark N. Dumas, M.D.              47        Director*

A. Clark Gaither, M.D.           44        Director*


Frank L. Gay, M.D.               38        Director***


Robert A. Krause, M.D.           50        Director*

Edwin P. Little, M.D.            44        Director*

Michael J. Lobos, M.D.           39        Director**

Robert S. Meyer, M.D.            51        Secretary and Director*

Alice P. Selden, M.D.            46        Director**

Leo E. Waivers, M.D.             46        Director*

Daniel Whitley, Jr., M.D.        47        Director**




John A. Williams, III, M.D.      41        Director**


Kerry A. Willis, M.D.            39        Director*


----------------------------

* Primary Director
** Referral Director
*** OB/GYN Director


      J. PHILIP MAHANEY, JR., M.D. has served as President and Chief Executive Officer of Atlantic since March 1996 and has served as a director of Atlantic since December 1994. He is a family practice physician with Coastal Carolina Health Care, P.A., a medical practice group located in New Bern, North Carolina. Dr. Mahaney also serves as the Treasurer of Coastal Carolina Health Care, P.A.

      JOHN P. EMERICK, M.D. has served as a director of Atlantic since August 1997. He is a self-employed psychiatrist in Morehead City, North Carolina where he has worked since 1995. Dr. Emerick completed his psychiatric residency in 1979 and maintained a practice in Columbia, South Carolina prior to moving to Morehead City. Dr. Emerick also serves as medical director of Companion Benefit Alternatives, a division of Blue Cross and Blue Shield of South Carolina.

      W. JAMES STACKHOUSE, M.D. has served as the Chairman of the Board of Directors of Atlantic since April 1998. Prior to becoming Chairman, he served as the Treasurer of Atlantic from November 1996 to April 1998. He is a physician practicing internal medicine with Goldsboro Medical Specialists, P.A., a medical practice group located in Goldsboro, North Carolina. Dr. Stackhouse has been a physician with Goldsboro Medical Specialists, P.A. since 1981.

      ROBERT H. BLAKE, III has been the Chief Operating Officer of Atlantic since June 1996. From February 1994 to June 1996, he served as Assistant Vice President, Managed Care Services of Acordia National, Inc., a health insurance services company in Charleston, West Virginia. From July 1992 to June 1996, he served as President of The Greenbrier Study Group, a health care consulting firm in Charleston, West Virginia. From July 1993 to February 1994, Mr. Blake served as a Managed Care Network and Provider Sponsored Health Plan Developer for Newbridge, Inc./Health Economics Corporation.

      STEPHEN W. NUCKOLLS has been the Chief Financial Officer of Atlantic since April 1997. He also serves as the Chief Operating Officer of Coastal Carolina Health Care, PA., a medical practice group located in New Bern, North Carolina. From September 1995 to July 1996, Mr. Nuckolls served as Chief Financial Officer of Blue Ridge Primary Care, Inc., an integrated medical group of over 120 physicians based in Roanoke, Virginia which subsequently merged with the Carilion Health System. From May 1990 to September 1995, Mr. Nuckolls was employed by McGladrey & Pullen, LLC, an international accounting and consulting firm.

      MICHAEL L. BRAMLEY, M.D. has served as Vice President of Atlantic since November 1996 and as a director of Atlantic since October 1996. He is a practicing pediatrician with Greenville Pediatrics, P.A., a medical practice group located in Greenville, North Carolina. Dr. Bramley has been with Greenville Pediatrics, P.A. since 1976 and also serves as Secretary of Greenville Pediatrics, P.A.





      CHARLES J. BAIO, M.D. has served as a director of Atlantic since April 1997. He practices internal medicine with Wilson Medical Associate, P.A., in Wilson, North Carolina. Dr. Baio has practiced medicine since 1984.

      GRAHAM A. BARDEN, III, M.D. FAAP has served as a director of Atlantic since April 1997. He is a practicing pediatrician with Coastal Childrens' Clinic, Inc., a pediatric practice group located in New

Bern, North Carolina. Dr. Barden has been a pediatrician with Coastal Childrens' Clinic, Inc. since 1986.

      MARK N. DUMAS, M.D. has served as a director of Atlantic since November 1998. He practices internal medicine with Kinston Medical Specialists, P.A., in Kinston, North Carolina where he has worked since 1986.

      A. CLARK GAITHER, M.D. has served as a director of Atlantic since June 1995. He is a practicing physician with Goldsboro Family Physicians, P.A., a medical practice group located in Goldsboro, North Carolina. He also serves as President of Goldsboro Family Physicians, P.A. and has practiced medicine with Goldsboro Family Physicians, P.A. since 1992.


      FRANK L. GAY, M.D. has served as a director of Atlantic since June 1997. He has practiced obstetrics/gynecology with Greenville Obstetrics and Gynecology, a division of Physicians East, P.A., a medical practice group located in Greenville, North Carolina for over three years. Prior to joining this group, Dr. Gay served as a staff Obstetrician/Gynecologist for the United States Air Force for four years.


      ROBERT A. KRAUSE, M.D. has served as a director of Atlantic since December 1994. He is a self-employed family practitioner. He has served in such a capacity since 1989.

      EDWIN P. LITTLE, M.D. has served as a director of Atlantic since November 1998. He has practiced family medicine in Pink Hill, North Carolina since 1983. He was self-employed until he joined Kinston Medical Specialists, P.A. in 1996.

      MICHAEL J. LOBOS, M.D. has served as a director of Atlantic since October 1998. He has practiced urology with Washington Urological Associates, P.A. located in Washington, North Carolina since 1992.

      ROBERT S. MEYER, M.D. has served as Secretary and as a director of Atlantic since March 1996. Dr. Meyer is a self-employed family practice physician. Dr. Meyer has practiced family medicine since 1978. Dr. Meyer is the Chairman of the Board and Medical Director for Home Health and Hospice CARE, Inc., a non-profit home health agency headquartered in Goldsboro, North Carolina.


      ALICE P. SELDEN, M.D. has served as a director of Atlantic since November 1997. She practices general surgery with Johnston Surgical Associates, P.A., a medical practice located in Smithfield, North Carolina. Dr. Selden has practiced general surgery in Smithfield since 1986.

      LEO E. WAIVERS, M.D. has served as a director of Atlantic since October 1996. He practices general internal medicine with Greenville Internal Medicine, P.A., a medical practice group located Greenville, North Carolina. He serves as President of Greenville Internal Medicine, P.A. and has practiced internal medicine with Greenville Internal Medicine, P.A. since 1991.

      DANIEL WHITLEY, JR., M.D. has served as a director of Atlantic since August 1997. He is a practicing otolaryngologist with Goldsboro ENT Associates, P.A. where he has practiced since completing his residency in 1988.



      JOHN A. WILLIAMS, III, M.D. has served as a director of Atlantic since August 1997. He is a practicing cardiologist with Heart Center Cardiology, a medical practice group located in New Bern, North Carolina. Prior to founding his practice in 1994, Dr. Williams served as a lieutenant commander for four years in the United States Navy Reserve Medical Corps in the Cardiovascular Disease Division at the National Naval Medical Center in Bethesda, Maryland.


      KERRY A. WILLIS, M.D. has served as a director of Atlantic since December 1994 and the Chairman of the Board of Directors of The Beacon Company (a wholly owned subsidiary of Atlantic) since April 1998. From March 1996 to April 1998, Dr. Willis served as Chairman of the Board of Directors of Atlantic, and from December 1994 to March 1996 as Vice President of Atlantic. He is a family practice physician with East Carteret Family Medicine, P.A., a medical practice group located in Beaufort, North Carolina. In addition, Dr. Willis serves as the President of East Carteret Family Medicine, P.A.


COMPOSITION OF THE BOARD OF DIRECTORS


      Our Board of Directors currently consists of 18 members, 12 of whom are Primary Care Directors (as defined below), five of whom are Referral Directors (as defined below), and one of whom is an OB/GYN Director (as defined below). Pursuant to our Bylaws, as amended, at least 62.5%, but no more than 70% of the members of our Board of Directors must be Primary Care Physicians (the "Primary Care Directors"). Our Bylaws define Primary Care Physicians as physicians who practice substantially (75% or more as determined by gross practice revenues) in one or more of the primary care specialties of family practice, general internal medicine, general pediatrics or general practice ("Primary Care Specialties"); are generally not board certified in any specialty other than a Primary Care Specialty; and, if board certified in any other specialty other than a Primary Care Specialty, generally do not hold themselves out as practicing in any specialty other than the Primary Care Specialties. In addition, our Bylaws, as amended, provide that at least one (1) of every ten (10) members of the Board of Directors shall be a physician practicing solely in the medical specialty of obstetrics and gynecology (the "OB/GYN Director(s)"). The remainder of our board of directors must be physicians who practice primarily in referral medical and surgical specialties other than the Primary Care Specialties (the "Referral Directors").


CLASSIFIED BOARD OF DIRECTORS


      Our Board of Directors consists of three classes as nearly equal in number as possible with the directors in each class having terms of three years. The staggered board was created in November 1997 and is being phased in as follows: one class elected for a one-year term; the second class was elected for a two-year term; and the third class will be elected for a three-year term. The directors assigned to each class, and the division into classes were determined by the majority vote of our Board of Directors at a meeting of the Board of Directors held in November 1997. At each annual meeting, all directors filling seats of directors with expired terms (whether re-elected or replacing another director) will be elected for three-year terms. In November 1998, the following directors were elected to the following terms:

      DIRECTORS ELECTED FOR THREE-YEAR TERMS EXPIRING IN 2001

      J. Philip Mahaney, Jr., M.D.
      Alice P. Seldon, M.D.
      Leo E. Waivers, M.D.
      Mark N. Dumas, M.D.
      Edwin P. Little, M.D.
      Michael J. Lobos, M.D.

      DIRECTORS NOT STANDING FOR ELECTION WHOSE TERMS EXPIRE IN 1999

      Charles J. Baio, M.D.
      Michael I. Bramley, M.D.
      A. Clark Gaither, M.D.
      Frank I. Gay, M.D.
      W. James Stackhouse, M.D.
      John A. Williams, III, M.D.


      DIRECTORS NOT STANDING FOR ELECTION WHOSE TERMS EXPIRE IN 2000

      Graham A. Barden, III, M.D.
      John P. Emerick, M.D.
      Robert A. Krause, M.D.
      Robert S. Meyer, M.D.
      Daniel Whitley, Jr., M.D.
      Kerry A. Willis, M.D.


COMMITTEES OF THE BOARD OF DIRECTORS


      Our Board of Directors has established six committees: an Executive Committee, a Nominating Committee, a Network Committee, a Medical Management Committee, a Finance Committee and a Compensation Committee. The current members of the Executive Committee are Drs. Michael L. Bramley, J. Philip Mahaney, Jr., Robert S. Meyer, M.D., W. James Stackhouse and Kerry A. Willis. The members of the Executive Committee will also serve as members of the Nominating Committee. The Network Committee is composed of Dr. A. Clark Gaither and Leo E. Waivers. The Medical Management Committee is composed of Drs. Robert S. Meyer and Michael
L. Bramley, and the Finance Committee is composed of Drs. W. James Stackhouse, Ronald A. Moore and Joseph W. Ponzi. The Compensation Committee is composed of Drs. Joseph E. Agsten, W. James Stackhouse and Leo E. Waivers. The Board of Directors is in the process of formally appointing new members to these committees in order to obtain appropriate composition of Referral and Primary Care physicians.


      The Executive Committee reviews and discusses proposals and makes recommendations to the Board of Directors and has the authority to take certain actions on behalf of the Board of Directors between meetings of the Board of Directors. The Network Committee has certain responsibilities and authority concerning medical provider network development, and the Medical Management Committee has certain responsibilities and authority concerning utilization management and quality assurance matters. The Finance Committee has certain responsibilities and authority concerning managed care contracts, reimbursement schedules, financial risk sharing models and other financial matters. The Compensation Committee makes recommendations to the Board concerning compensation to be paid to the Company's officers and directors.

DIRECTOR COMPENSATION


      Our Chairman of the Board of Directors, W. James Stackhouse, M.D., received $16,000 during 1998 in compensation for his services to the Board from the time of his election in April 1998. Kerry A. Willis, M.D., our former Chairman of the Board of Directors and the current Chairman of the Board of Directors of The Beacon Company, received $24,000 during 1998 in compensation for his services as

Chairman of the Board of Atlantic through April 1998 and as Chairman of The Beacon Company from April 1998 through December 1998. No other members of our Board of Directors currently receive compensation for their service on the Board. They may be reimbursed by us for any out-of-pocket expenses incurred in connection with their service on the Board.

      In February 1999, the Board implemented a policy designed to compensate shareholder and other physicians for their time and effort devoted to the organization. While no compensation other than direct expenses will be paid by us or The Beacon Company for attendance at Board or committee meetings, we will compensate physicians at a rate of $75.00 per hour for performing services on behalf of us or Beacon outside of such meetings.


EXECUTIVE COMPENSATION


      The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 1997 and 1998 awarded to or earned by our Chief Operating Officer and our President and Chief Executive Officer. Other than the Chief Operating Officer, none of our executive officers earned over $100,000 in the fiscal year ended December 31, 1998.


                           SUMMARY COMPENSATION TABLE


                                                      ANNUAL COMPENSATION
              NAME AND                               ---------------------
         PRINCIPAL POSITION               YEAR        SALARY        BONUS
         ------------------               ----        ------        -----

J. Philip Mahaney, Jr., M.D.              1998       $24,000       $     0
PRESIDENT AND CHIEF EXECUTIVE OFFICER     1997        24,000             0

Robert H. Blake, III                      1998        96,000        15,000
CHIEF OPERATING OFFICER                   1997        96,000             0

(1) Dr. Mahaney has served as our President and Chief Executive Officer since March 1996.




OPTIONS


      No options have been granted to executive officers since our inception.


EMPLOYMENT AGREEMENT


      On June 1, 1996, we entered into an employment agreement with Robert H. Blake, III under which Mr. Blake agreed to serve as our Chief Operating Officer. The initial term of the agreement expired on December 31, 1996 and contained provisions providing for the maintenance of confidentiality of our proprietary information. We and Mr. Blake have orally extended the term of the agreement beyond December 31, 1996 for an indefinite period. Effective January 1, 1999 the Board of Directors increased Mr. Blake's base salary to $99,840.

                              CERTAIN TRANSACTIONS


      All shareholders of our Primary Class Common Shares and the Referral Class Common Shares are required to enter into, or practice medicine through a medical practice group that has entered into, a medical services provider agreement with us. Correspondingly, each member of the Board of Directors has entered into or has agreed to enter into or practices medicine through a medical practice group, of which he or she is a shareholder, which has entered into or has agreed to enter into, a medical services provider agreement. In addition, upon execution of the medical services provider agreement, participating physicians and medical practice groups who are referral specialists are required to pay to us an initial administrative and management fee up to $3,000 per referral physician. As of the date hereof, it is not possible to determine the amount which will be paid to the respective physicians or medical practice groups pursuant to the terms of the medical services provider agreement.

      In January 1997, we entered into a written lease with New Bern Family Practice Center, P.A., of which Dr. Mahaney, our President and Chief Executive Officer, is a shareholder and Treasurer. The lease expired December 31, 1997 and was extended on a month-to-month basis to May 1998. Monthly rent was approximately $520.00. Prior to this arrangement, we occupied the space rent free pursuant to an oral lease entered into in March 1996. In May 1998, we moved our offices to 1315 S. Glenburnie Road, Suite A5, New Bern, North Carolina 28562.

                             PRINCIPAL SHAREHOLDERS


      The following tables set forth certain information regarding the beneficial ownership of our Primary Class Common Shares, Referral Class Common Shares and Nonprofit Class Nonvoting Common Shares, respectively, as of May 15, 1999 for (i) each person known by us to beneficially own more than 5% of any class of the shares of our capital stock, (ii) each executive officer named in the Summary Compensation Table, (iii) each of our directors, and (iv) all of our directors and executive officers as a group. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual or group to acquire them within 60 days are treated as outstanding only when determining the amount and percentage owned by such individual or group. Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the shares of capital stock shown.


PRIMARY CLASS COMMON SHARES


                                                            PRIMARY
                                                      CLASS COMMON SHARES
                                                   BENEFICIALLY OWNED(1)(2)
                                                ------------------------------

NAME                                            AMOUNT     PERCENT OF CLASS(3)
---------------------------------------------   ------     -------------------

J. Philip Mahaney, Jr., M.D..................    2,000               *
Robert H. Blake, III.........................        0               *
Charles J. Baio, M.D.........................    2,000               *
Graham A. Barden, III M.D....................    2,000               *
Michael L. Bramley, M.D......................    2,000               *
Mark N. Dumas, M.D. .........................    2,000               *
John P. Emerick, M.D.........................        0               *
A. Clark Gaither, M.D........................    2,000               *
Frank L. Gay, M.D............................        0               *
Robert A. Krause, M.D........................    2,000               *
Edwin P. Little, M.D. .......................    2,000               *
Michael J. Lobos, M.D. ......................        0               *
Robert S. Meyer, M.D.........................    2,000               *
Alice P. Selden, M.D.........................        0               *
W. James Stackhouse, M.D.....................    2,000               *
Leo E. Waivers, M.D..........................    2,000               *
Daniel Whitley, Jr., M.D.....................        0               *
John A. Williams, III, M.D...................        0               *
Kerry A. Willis, M.D.........................    2,000               *

All directors and executive
officers as a group..........................   24,000               7.7%
 (20 persons)


------------------------------

*     Less than 1% of the issued and outstanding Primary Class Common Shares.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

(2) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.


(3)   Based on 312,500 Primary Class Common Shares outstanding as of May 15,
      1999.




REFERRAL CLASS COMMON SHARES


                                                 REFERRAL CLASS COMMON SHARES
                                                    BENEFICIALLY OWNED(1)(2)
                                                ------------------------------

NAME                                            AMOUNT     PERCENT OF CLASS(3)
---------------------------------------------   ------     -------------------

J. Philip Mahaney, M.D.......................        0             *
Robert H. Blake, III.........................        0             *
Charles J. Baio, M.D.........................        0             *
Graham A. Barden, III, M.D...................        0             *
Michael L. Bramley, M.D......................        0             *
Mark N. Dumas, M.D. .........................        0             *
John P. Emerick, M.D.........................    2,000             *
A. Clark Gaither, M.D........................        0             *
Frank L. Gay, M.D............................    2,000             *
Robert A. Krause, M.D........................        0             *
Edwin P. Little, M.D. .......................        0             *
Michael J. Lobos, M.D. ......................    2,000             *
Robert S. Meyer, M.D.........................        0             *
Alice P. Selden, M.D.........................    2,000             *
W. James Stackhouse, M.D.....................        0             *
Leo E. Waivers, M.D..........................        0             *
Daniel Whitley, Jr., M.D.....................    2,000             *
John A. Williams, III, M.D...................    2,000             *
Kerry A. Willis, M.D.........................        0             *

All directors and executive
officers as a group..........................   12,000           2.6%
(20 persons)


-----------------------------

*     Less than 1% of the issued and outstanding Referral Class Common Shares.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.


(2) Unless otherwise noted, all of the shares shown are held by individuals possessing sole voting and investment power with respect to such shares.

(3)   Based on 454,000 Referral Class Common Shares outstanding as of May 15,
      1999.

NONPROFIT CLASS NONVOTING COMMON SHARES


                                                NONPROFIT CLASS NONVOTING COMMON
                                                SHARES BENEFICIALLY OWNED(1)(2)
                                                --------------------------------

NAME                                            AMOUNT     PERCENT OF CLASS(3)
---------------------------------------------   ------     -------------------

Rural Health Group, Inc.(4)..................    2,000            44.5%
Aurora Medical Center(5).....................    2,500            55.5%
J. Philip Mahaney, M.D.......................        0             *
Robert H. Blake, III.........................        0             *
Charles J. Baio, M.D.........................        0             *
Graham A. Barden, III, M.D...................        0             *
Michael L. Bramley, M.D......................        0             *
Mark N. Dumas, M.D. .........................        0             *
John P. Emerick, M.D.........................        0             *
A. Clark Gaither, M.D........................        0             *
Frank L. Gay, M.D............................        0             *
Robert A. Krause, M.D........................        0             *
Edwin P. Little, M.D. .......................        0             *
Michael J. Lobos, M.D. ......................        0             *
Robert S. Meyer, M.D.........................        0             *
Alice P. Selden, M.D.........................        0             *
W. James Stackhouse, M.D.....................        0             *
Leo E. Waivers, M.D..........................        0             *
Daniel Whitley, Jr., M.D.....................        0             *
John A. Williams, III, M.D...................        0             *
Kerry A. Willis, M.D.........................        0             *

All directors and executive
officers as a group..........................        0             *
(20 persons)


-----------------------------

* Less than 1% of the issued and outstanding Nonprofit Class Nonvoting Common Shares.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

(2) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.


(3) Based on 4,500 Nonprofit Class Nonvoting Common Shares outstanding as of May 15, 1999.


(4) Rural Health Group, Inc.'s principal address is P.O. Box 644, Jackson, North Carolina 27845.


(5) The principal address of Aurora Medical Center, a division of Beaufort County Hospital, is P.O. Box 639, Aurora, North Carolina 27806.

                            DESCRIPTION OF SECURITIES


      Our authorized capital stock consists of 1,000,000 Primary Class Common Shares, par value $1.00 per share, 1,800,000 Referral Class Common Shares, par value $1.00 per share and 200,000 Nonprofit Class Nonvoting Common Shares, par value $1.00 per share. Prior to July 1996, our authorized capital stock consisted of 100,000 shares of common stock, $1.00 par value per share. In August 1996, after we amended and restated our Articles of Incorporation to reflect our current capital structure, the shares of common stock previously issued and outstanding were canceled and re-issued as either Primary Class Common Shares, Referral Class Common Shares or Nonprofit Class Nonvoting Common Shares, as the case may be, depending upon the qualifications of the existing shareholders.


PRIMARY CLASS COMMON SHARES


       As of May 15, 1999, there were 312,500 Primary Class Common Shares issued and outstanding, held by 159 holders of record. All of the issued and outstanding Primary Class Common Shares are fully paid and nonassessable.

      Pursuant to our Amended and Restated Articles of Incorporation, we may issue Primary Class Common Shares only to Primary Care Physicians, which are defined in our Bylaws, as amended, as physicians who practice substantially (75% or more as determined by gross practice revenues) in one or more of the primary care specialties of family practice, general internal medicine, general pediatrics or general practice ("Primary Care Specialties"); are generally not board certified in any specialty other than a Primary Care Specialty; and, if board certified in any other specialty other than a Primary Care Specialty, generally do not hold themselves out as practicing in any specialty other than the Primary Care Specialties, and, until August 31, 1997, to practice groups (partnerships, professional corporations or professional limited liability companies) engaged primarily in the provision of services of Primary Care Physicians, which physicians, either directly or through a practice group, or practices, have contracted with us to provide medical and other health care services through contracts negotiated by us.


      The holders of the Primary Class Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. In addition, the holders of the Primary Class Common Shares are entitled to vote as a group with special voting requirements on:


      *     election of all Primary Care Directors;

      * amendments to our Amended and Restated Articles of Incorporation regarding classes of shares and the respective rights of such classes;

      * when a shareholder vote is required, approval of the sale or transfer of all or substantially all of the assets of, or the dissolution of, Atlantic;

      *     certain amendments to our Bylaws, as amended; and

      * all matters on which such vote is required by the North Carolina Business Corporation Act.

      The vote of 65% of all of the issued and outstanding Primary Class Common Shares and 65% of all of the issued and outstanding Referral Class Common Shares is required to adopt amendments to our Amended and Restated Articles of Incorporation regarding classes of shares and the respective rights of such classes, and/or, if shareholder vote is required, to approve the sale or transfer of all or substantially all of our assets.

      The vote of 65% of all of the issued and outstanding Primary Class Common Shares is required to elect Primary Care Directors, and the Primary Class Common Shares are the only class of shares voting on the election of the Primary Care Directors.


      Holders of the Primary Class Common Shares are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Holders of the Primary Class Common Shares have no preemptive rights and no right to convert their Primary Class Common Shares into any other securities. Upon any liquidation or dissolution of Atlantic, the holders of the Primary Class Common Shares are entitled to share, pro rata, in any distribution of our assets to shareholders.


REFERRAL CLASS COMMON SHARES


       As of May 15, 1999, there were 454,000 Referral Class Common Shares issued and outstanding, held by 227 holders of record. All of the issued and outstanding Referral Class Common Shares are fully paid and nonassessable.

      Pursuant to our Amended and Restated Articles of Incorporation, Referral Class Common Shares will be issued only to physicians practicing primarily in referral medical and surgical specialties other than Primary Care Specialties and, until August 31, 1997, to practice groups (partnerships, professional corporations or professional limited liability companies) engaged primarily in the provision of services of physicians practicing primarily in such referral medical and surgical specialties other than Primary Care Specialties, which physicians, either directly or through a practice group, or practices, have contracted with us to provide medical and other health care services through contracts negotiated by us.


      The holders of the Referral Class Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. In addition, the holders of the Referral Class Common Shares are entitled to vote as a group with special voting requirements on:


      *     election of all Referral Directors and all OB/GYN Directors;

      * adoption of amendments to our Amended and Restated Articles of Incorporation regarding classes of shares and the respective rights of such classes;

      * when a shareholder vote is required, approval of the sale or transfer of all or substantially all of our assets, or our dissolution;

      *     amendment to certain provisions of our Bylaws, as amended; and

      * all matters on which such vote is required by the North Carolina Business Corporation Act.

      The vote of 65% of all of the issued and outstanding Referral Class Common Shares, and 65% of all of the issued and outstanding Primary Class Common Shares is required to adopt amendments to our Amended and Restated Articles of Incorporation regarding classes of shares and the respective rights of such classes, and/or, when shareholder vote is required, to approve the sale or transfer of all or substantially all of our assets or our dissolution. The vote of 65% of all of the issued and outstanding Referral Class Common Shares are required to elect Referral Directors and OB/GYN Directors and the holders of Referral Class Common Shares are the only shareholders allowed to vote on the election of Referral Directors and OB/GYN Directors.

      Holders of the Referral Class Common Shares are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Holders of the Referral

Class Common Shares have no preemptive rights and no right to convert their Referral Class Common Shares into any other securities. Upon any liquidation or dissolution of Atlantic, the holders of the Referral Class Common Shares are entitled to share, pro rata, in any distribution of our assets to shareholders.


NONPROFIT CLASS NONVOTING COMMON SHARES


       As of May 15, 1999, there were 4,500 Nonprofit Class Nonvoting Common Shares issued and outstanding, held by two holders of record. All of the issued and outstanding Nonprofit Class Nonvoting Common Shares are fully paid and nonassessable.

      Pursuant to our Amended and Restated Articles of Incorporation, Nonprofit Class Nonvoting Common Shares will be issued only to nonprofit entities or public (local, state or federal government) corporations engaged in the delivery of health care services, which have contracted with us to provide medical or other health care services through contracts negotiated by us.

      The holders of the Nonprofit Class Nonvoting Common Shares are not entitled to vote on any matters submitted to our shareholders. The Nonprofit Class Nonvoting Common Shares otherwise have all rights of common shares pursuant to the North Carolina Business Corporation Act. Holders of the Nonprofit Class Nonvoting Common Shares are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Holders of the Nonprofit Class Nonvoting Common Shares have no preemptive rights and no right to convert their Nonprofit Class Nonvoting Common Shares into any other securities. Upon any liquidation or dissolution of Atlantic, the holders of the Nonprofit Class Nonvoting Common Shares are entitled to share, pro rata, in any distribution of our assets to shareholders.


LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION


      Our Amended and Restated Articles of Incorporation provide our Board of Directors with the power and authority to limit the liability of our directors to the fullest extent permitted by the North Carolina Business Corporation Act. Our directors will not be personally liable to us or otherwise for monetary damages for breach of any duty as a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of us; (ii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions; or (iii) any transaction from which the director derived an improper personal benefit.

      The North Carolina Business Corporation Act requires that we indemnify any director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of Atlantic against reasonable expenses incurred by the director in connection with the proceeding. "Proceeding" means a threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal. Reference is made to the detailed provisions of Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act for a complete statement of such indemnification rights. Our Bylaws, as amended, also require us to provide indemnification to any person who at any time serves or has served as a director or officer of Atlantic, or at the request of us is or was serving as an officer, director, agent, partner, trustee, administrator, or employee for any other foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the fullest extent permitted by the North Carolina Business Corporation Act. Our Bylaws, as amended, also permit our Board of Directors, in our discretion, to provide such indemnification to our employees and agents.

      We maintain a directors and officers and errors and omissions insurance policy, the maximum coverage of which is $1,000,000 per claim.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of Atlantic pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


CERTAIN ANTI-TAKEOVER PROVISIONS

      The North Carolina Shareholder Protection Act, N.C. Gen. Stat. ss. 55-9-01 et seq. (the "Shareholder Protection Act"), which was enacted to provide fair price protection for shareholders in two-tier takeovers, generally applies to corporations that have a class of shares registered under Section 12 of the Securities Exchange Act of 1934 and are organized under the laws of North Carolina. The Shareholder Protection Act provides that any business combination of a corporation with an entity owning more than 20% of the voting shares of the corporation must be approved by 95% of the voting shares. A purchaser may avoid the 95% voting requirement by complying with, among other things, (i) fair price formula provisions of N.C. Gen. Stat. ss. 55-9-03; (ii) certain restrictions in N.C. Gen. Stat. ss. 55-9-03 (pertaining to board representation and acquisition of shares) on such purchaser's conduct between the time of acquisition of the 20% threshold voting interest in the corporation and the consummation of the business combination, and (iii) the requirements set forth in N.C. Gen. Stat. ss. 55-9-03 (relating to the solicitation of proxies).

      The North Carolina Control Share Acquisition Act, N.C. Gen. Stat. ss. 55-9A-01 et seq. (the "Control Share Act"), the provisions of which are generally applicable to corporations that have a class of shares registered under Section 12 of the Securities Exchange Act of 1934 and are organized under the laws of North Carolina, becomes operative when an acquiring person purchases shares entitling such person to voting power equal to or greater than one-fifth, one-third or one-half of all voting power of the issuing corporation ("Control Shares"). A "Control Share Acquisition" means, with certain exceptions, the acquisition by any person of Control Shares. Control Shares acquired in a Control Share Acquisition shall not have voting rights unless such rights are granted by resolution adopted by the shareholders of the corporation. To be granted voting rights under an approved resolution, the resolution must generally be adopted by the affirmative vote of at least a majority of all the outstanding shares of the corporation (not including Interested Shares) entitled to vote for the election of directors. "Interested Shares" means shares of the corporation beneficially owned by (i) any person who has acquired or proposes to acquire Control Shares in a Control Share Acquisition; (ii) any officer of the corporation; or (iii) any employee of the corporation who is also a director of the corporation. Before a vote on the resolution occurs, the shareholders must be provided both with notice of and information about the Control Share Acquisition, including a description of the right of redemption available to shareholders. The right of redemption by shareholders of the corporation under the Control Shares Act provides that if the Control Shares acquired in a Control Share Acquisition are accorded voting rights and if the holders of the Control Shares have a majority of all voting power for the election of directors, all shareholders of the corporation (other than holders of Control Shares) have rights to have their shares redeemed by the corporation at the fair value of the shares. Fair value of the shares is determined as of the day prior to the date on which the referenced shareholders meeting was held relating to the grant of voting rights to the Control Shares, but in no event is it a value less than the highest price paid per share by the acquiring person in the Control Share Acquisition. This right of redemption is granted subject to the satisfaction of certain requirements by the shareholder after receiving notice of the grant of voting rights to the Control Shares.

      Although we are governed by the North Carolina Business Corporation Act, we are not subject to the anti-takeover provisions of the Shareholder Protection Act and the Control Share Act. We have "opted-out" of these provisions pursuant to an express provision in our Amended and Restated Articles of Incorporation. "Opting-out" of these anti-takeover provisions could limit the price that certain investors might pay in the future for shares of our capital stock.

      Sections 2(a) and 2(b) of our Amended and Restated Articles of Incorporation provide that the affirmative vote of 65% of all of the issued and outstanding Primary Class Common Shares, voting as a separate group, and the affirmative vote of 65% of all of the issued and outstanding Referral Class Common Shares, voting as a separate group, are required for shareholder approval, if necessary, of a transfer of all or substantially all of our assets. Such a provision may impede a change of control. See "Risk Factors--Effect of Certain Articles of Incorporation and Bylaw Provisions."


                         SHARES ELIGIBLE FOR FUTURE SALE


      Upon completion of this offering, we will have 856,500 Primary Class Common Shares, 1,426,000 Referral Class Common Shares and 152,000 Nonprofit Class Nonvoting Common Shares issued and outstanding, if the maximum number of Shares offered hereby is sold. All purchasers of shares of our capital stock already issued by us and all purchasers of the shares offered hereby have been and will be required to enter into subscription and shareholder buy/sell agreements, which restrict the sale of the shares of our capital stock and the shares offered hereby and provide to us the right to repurchase such shares upon certain purchase events at fair market value, as determined in the sole discretion of our Board of Directors. Accordingly, so long as the buy/sell provisions in the subscription and Shareholder Buy/Sell Agreement are in effect, development of a trading market for any of the shares of our capital stock, including the shares offered hereby is precluded. Consequently, there is currently no public or private trading market for the shares offered hereby and unless all of the buy/sell provisions in the subscription and shareholder buy/sell agreements are terminated, there will continue to be no public or private trading market for the shares. See "Risk Factors -- Lack of Public Trading Market; Limitations on Transfer."

      In the event, the buy/sell provisions in the subscription and shareholder buy/sell agreements are terminated, then out of all of the issued and outstanding shares of our capital stock, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 185,000 shares of our capital stock held by existing stockholders are "restricted securities" under the Securities Act. The shares, and any shares purchased by one of our affiliates, may not be sold unless they are registered under the Securities Act or unless an exemption from registration, such as an exemption provided by Rule 144 or 144(k) under the Securities Act is available.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of us, who has beneficially owned "restricted securities" for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of capital stock then outstanding or (ii) the average weekly trading volume of the capital stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain other requirements relating to manner of sale, notice of sale and availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without regard to the limitations described above.

      In addition, if the buy/sell provisions in the subscription and shareholder buy-sell agreements are terminated, then upon completion of this offering, 156,500 Primary Class Common Shares, 26,000 Referral Class Common Shares and 2,500 Nonprofit Class Nonvoting Common Shares will become eligible for sale in the public market pursuant to Rule 144(k).


                              PLAN OF DISTRIBUTION


      The shares offered hereby are offered by our officers and directors on a "best efforts" basis. Since December 30, 1996, we have sold an aggregate of 156,000 Primary Class Common Shares, 428,000 Referral Class Common Shares and 2,000 Nonprofit Class Nonvoting Common Shares. We will continue to offer shares under this prospectus for a period of 210 days from the date of this prospectus. We will not pay any selling commissions to any of our officers or directors in connection with the offer and sale of the shares, although we may reimburse any out-of-pocket expenses.


PHYSICIAN INVESTORS


      We are offering for sale only to selected physicians who have completed our credentialing process up to 544,000 Primary Class Common Shares and up to 972,000 Referral Class Common Shares at the purchase price of $1.00 per Share. Upon qualification, selected physicians will be permitted to purchase 2,000 Primary Class Common Shares per primary care physician or 2,000 Referral Class Common Shares per referral physician. Ownership of our Primary Class Common Shares and Referral Class Common Shares is restricted and limited to assure that no physician shareholder owns 5% or more of the outstanding shares of our capital stock and that no collection of physician shareholders who practice together in any participating medical practice group own 10% or more of the outstanding shares of our capital stock. See "Risk Factors -- Affiliated Service Group," "Business -- Medical Services Provider Agreements, Structure and Ownership and Management" and "Plan of Distribution -- Subscription and Shareholder Buy/Sell Agreement".


PHYSICIAN QUALIFICATIONS

      The offering of the Primary Class Common Shares and the Referral Class Common Shares is being made only to physicians who


      *     are licensed to practice medicine in the State of North Carolina,

      * have been qualified by us to become a member of our network of health care providers and

      * have agreed to enter into, or practice medicine through a medical practice group which has agreed to enter into, a medical services provider agreement with us.


      In addition, the offering of the Primary Class Common Shares is being made only to physicians practicing substantially (75% or more as determined by gross practice revenues) in one or more of the Primary Care Specialties, is generally not board certified in any other specialty other than a Primary Care Specialty, and if board certified in any other specialty other than a Primary Care Specialty, generally does not hold himself or herself out as practicing in any specialty other than one or more of the Primary Care Specialties. The offering of the Referral Class Common Shares is being made to only to physicians practicing primarily in referral medical and surgical specialties other than the Primary Care Specialties.

NON-PROFIT/PUBLIC HEALTH CARE ENTITY INVESTORS


      We are offering for sale only to selected non-profit or public corporations engaged in the delivery of health care services through contracts negotiated by us up to 148,000 Non-Profit Class Nonvoting Common Shares. Upon qualification, selected non-profit or public corporations will be permitted to purchase 2,000 Non-Profit Class Nonvoting Common Shares per non-profit or public entity.


RESIDENCY REQUIREMENTS


      Investment in the Primary Class Common Shares and Referral Class Common Shares is limited to physicians who are bona fide residents of North Carolina or such other state or jurisdiction in which the offering is either registered or exempt from registration. Investment in the Nonprofit Class Nonvoting Common Shares is limited to entities whose principal place of business is in North Carolina or such other state or jurisdiction in which the offering is either registered or exempt from registration.


SUBSCRIPTION AND SHAREHOLDER BUY/SELL AGREEMENTS


      At the time of purchase, you will be required to execute and deliver to us a subscription and shareholder buy/sell agreement and a check made payable to "Atlantic Integrated Health Incorporated" for the aggregate purchase price of the shares to be purchased. We reserve the right to reject any Subscription Agreement for any reason. The following summary of the subscription agreements are qualified in their entirety to the forms of such agreements included as exhibits to the Registration Statement, of which this prospectus is a part. There are three different forms of subscription agreements, one for each class of shares. The subscription agreements contain standard investment representations and specific representations as to physician qualifications.

      In addition, the subscription agreements provide that we have the option to repurchase the shares offered hereby at a price equal to the fair value thereof, as determined as of the date that we exercise such option to repurchase the shares. Fair value of the shares will be determined annually on or before March 1 of each year by our Board of Directors. Our Board of Directors determined that, because we had not completed the development of our corporate and operating structures and had little operating revenue, the fair market value of one Share as of July 1998 was equal to $.02.

      We will have the right to exercise this option upon:


      * the appointment by a court of competent jurisdiction of a receiver, trustee or assignee of the Shareholder;


      * the voluntary application by the shareholder under applicable laws for the relief of debtors;

      * the expiration of 30 days after entry of a final judgment by a court of competent jurisdiction against the shareholder, provided such judgment remains unsatisfied;

      * the institution of a levy, garnishment or attachment involving the shares;

      *     the death of the shareholder;

      * the termination for any reason of the medical services provider agreement entered into by the shareholder, either, directly or indirectly;

      *     any involuntary transfer of such shares by or from the shareholder;

      * the expressed desire of the Shareholder to sell, assign, pledge, transfer or otherwise dispose of or encumber such shares; or

      * our determination of the need to redeem shares to preclude individual shareholders from owning 5% or more of the outstanding shares of our capital stock or collections of physician shareholders who practice together in any participating medical group practice from owning 10% or more of the outstanding shares of our capital stock.



                               VALIDITY OF SHARES


      The validity of the issuance of the shares offered hereby has been passed upon for us by Wyrick, Robbins, Yates & Ponton L.L.P., Raleigh, North Carolina.


                                     EXPERTS

      The financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                          INDEX TO FINANCIAL STATEMENTS


Report of Independent Public Accountants..................................  F-3
Consolidated Balance Sheets as of December 31, 1998 and 1997..............  F-4
Consolidated Statements of Operations for the Years Ended December 31,
   1998, 1997 and 1996....................................................  F-5
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for
   the Years Ended December 31, 1998, 1997 and 1996.......................  F-6
Consolidated Statements of Cash Flows for the Years Ended December 31,
   1998, 1997 and 1996....................................................  F-7
Notes to Consolidated Financial Statements................................  F-8
Consolidated Balance Sheets as of March 31, 1999 and December 31,
   1998 (Unaudited).......................................................  F-12
Consolidated Statements of Operations for the Three Months Ended
   March 31, 1999 and 1998 (Unaudited)....................................  F-13
Consolidated Statements of Cash Flows for the Three Months Ended
   March 31, 1999 and 1998 (Unaudited)....................................  F-14
Notes to Consolidated Financial Statements (Unaudited)....................  F-15

ATLANTIC INTEGRATED HEALTH INCORPORATED AND SUBSIDIARY


CONSOLIDATED FINANCIAL STATEMENTS AS OF
DECEMBER 31, 1998, 1997 AND 1996
TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Atlantic Integrated Health Incorporated and Subsidiary:

We have audited the accompanying consolidated balance sheets of Atlantic Integrated Health Incorporated and Subsidiary (a North Carolina corporation) as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Integrated Health Incorporated and Subsidiary as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has yet to generate revenue in excess of expenses and has an accumulated deficit at December 31, 1998, of $472,849, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


                                                         /s/ Arthur Andersen LLP




Charlotte, North Carolina,
     March 12, 1999.

             ATLANTIC INTEGRATED HEALTH INCORPORATED AND SUBSIDIARY

            CONSOLIDATED BALANCE SHEETS -- DECEMBER 31, 1998 AND 1997



                                     ASSETS                                  1998            1997
                        --------------------------------                 -----------     -----------
CURRENT ASSETS:
     Cash                                                                $   115,507     $   101,776
     Accounts receivable, less allowance for uncollectible accounts
         of $5,000 in 1998 and 1997                                           64,934          30,505
     Prepaid expenses                                                          3,562           5,297
                                                                         -----------     -----------
                       Total current assets                                  184,003         137,578
INVESTMENT                                                                         0           1,000
OFFICE EQUIPMENT, net                                                          6,803           9,322
DEFERRED COSTS                                                                82,711          17,107
                                                                         -----------     -----------
                                                                         $   273,517     $   165,007
                                                                         ===========     ===========

                          LIABILITIES AND STOCKHOLDERS'
                                     EQUITY
                        --------------------------------

CURRENT LIABILITIES - Accounts payable                                   $    45,766     $    24,761
                                                                         -----------     -----------
LONG-TERM DEBT - Convertible debenture and accrued interest                   92,700               0
                                                                         -----------     -----------
COMMITMENTS AND CONTINGENCIES (Notes 1 and 5)
STOCKHOLDERS' EQUITY:
     Common stock - $1 par value-
          Primary class, authorized 1,000,000 shares; 302,500 and
              292,500 shares issued and outstanding in 1998 and 1997,
              respectively                                                   302,500         292,500
          Referral class, authorized 1,800,000 shares; 370,000 and
              262,000 shares issued and outstanding in 1998 and 1997,
              respectively                                                   370,000         262,000
          Nonprofit class, nonvoting, authorized 200,000 shares;
              2,500 shares issued and outstanding in 1998 and 1997,
              respectively                                                     2,500           2,500
     Additional paid-in capital                                               74,000          74,000
     Syndication costs                                                      (105,000)        (95,000)
     Stock subscription and stockholder notes receivable                     (36,100)        (49,885)
     Accumulated deficit                                                    (472,849)       (345,869)
                                                                         -----------     -----------
                       Total stockholders' equity                            135,051         140,246
                                                                         -----------     -----------
                                                                         $   273,517     $   165,007
                                                                         ===========     ===========



           The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

             ATLANTIC INTEGRATED HEALTH INCORPORATED AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                 1998            1997            1996
                                             -----------     -----------     -----------
REVENUE                                      $   283,413     $   283,240     $    58,927
                                             -----------     -----------     -----------
EXPENSES:
     Consulting fees                              21,063         135,717          72,664
     Salaries and wages                          291,410         251,803          85,799
     Relocation expenses                               0               0           8,013
     Recruiting and education                     12,196           6,781          13,472
     Office expense and other                     67,246          44,907          17,210
     Rent                                         10,018           4,420           4,000
     Interest                                      2,700               0               0
     Depreciation and amortization                 8,320           7,458           1,473
     Provision for uncollectible accounts              0           5,000               0
                                             -----------     -----------     -----------
                       Total expenses            412,953         456,086         202,631
                                             -----------     -----------     -----------
OPERATING LOSS                                  (129,540)       (172,846)       (143,704)
INTEREST INCOME                                    2,560             977               0
                                             -----------     -----------     -----------
NET LOSS                                     $  (126,980)    $  (171,869)    $  (143,704)
                                             ===========     ===========     ===========

NET LOSS PER BASIC COMMON SHARE              $      (.20)    $      (.41)    $     (1.31)
BASIC AVERAGE COMMON SHARES OUTSTANDING          620,167         416,688         109,875
                                             ===========     ===========     ===========



             The accompanying notes to combined financial statements
                    are an integral part of these statements.

             ATLANTIC INTEGRATED HEALTH INCORPORATED AND SUBSIDIARY

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                                                                 STOCK
                                                    COMMON STOCK    ADDITIONAL                SUBSCRIPTION
                                                 -----------------   PAID-IN   SYNDICATION   AND STOCKHOLDER  ACCUMULATED
                                                  SHARES   AMOUNT    CAPITAL      COSTS     NOTES RECEIVABLE    DEFICIT     TOTAL
                                                 -------  --------  ---------  -----------  ----------------  ----------- ---------
BALANCE, December 31, 1995                        91,000  $ 91,000  $  24,000   $       0      $ (64,500)     $ (30,296)  $  20,204
  Issuance of common stock for $1 per share      100,000   100,000          0           0              0              0     100,000
  Collections of stock subscription receivable         0         0          0           0         46,125              0      46,125
  Syndication costs                                    0         0          0     (75,000)             0              0     (75,000)
  Net loss for the year ended December 31, 1996        0         0          0           0              0       (143,704)   (143,704)
  Capital contributions                                0         0     50,000           0              0              0      50,000
                                                 -------  --------  ---------   ---------      ---------      ---------   ---------
BALANCE, December 31, 1996                       191,000   191,000     74,000     (75,000)       (18,375)      (174,000)     (2,375)
  Issuance of common stock for $1 per share      372,000   372,000          0           0        (49,885)             0     322,115
  Collections of stock subscription receivable         0         0          0           0         12,375              0      12,375
  Write-off of stock subscription receivable      (6,000)   (6,000)         0           0          6,000              0           0
  Syndication costs                                    0         0          0     (20,000)             0              0     (20,000)
  Net loss for the year ended December 31, 1997        0         0          0           0              0       (171,869)   (171,869)
                                                 -------  --------  ---------   ---------      ---------      ---------   ---------
BALANCE, December 31, 1997                       557,000   557,000     74,000     (95,000)       (49,885)      (345,869)    140,246
  Issuance of common stock for $1 per share      118,000   118,000          0           0         13,785              0     131,785
  Syndication costs                                    0         0          0     (10,000)             0              0     (10,000)
  Net loss for the year ended December 31, 1998        0         0          0           0              0       (126,980)   (126,980)
                                                 -------  --------  ---------   ---------      ---------      ---------   ---------
BALANCE, December 31, 1998                       675,000  $675,000  $  74,000   $(105,000)     $ (36,100)     $(472,849)  $ 135,051
                                                 =======  ========  =========   =========      =========      =========   =========



             The accompanying notes to combined financial statements
                    are an integral part of these statements.

             ATLANTIC INTEGRATED HEALTH INCORPORATED AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                                                  1998            1997            1996
                                                                              -----------     -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                 $  (126,980)    $  (171,869)    $  (143,704)
     Adjustments to reconcile net loss to net cash used in
         operating activities-
              Depreciation and amortization                                         8,320           7,458           1,473
              Provision for uncollectible accounts                                      0           5,000               0
              Increase in accounts receivable                                     (34,429)        (35,505)              0
              Decrease (increase) in prepaid expenses                               1,736          (5,297)              0
              Noncash contributions of capital                                          0               0          50,000
              Increase in accrued interest payable                                  2,700               0               0
              Increase (decrease) in accounts payable                              21,005         (53,492)          1,906
                                                                              -----------     -----------     -----------
                       Net cash used in operating activities                     (127,648)       (253,705)        (90,325)
                                                                              -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of office equipment                                                  (1,240)         (9,217)         (3,334)
     Purchase of investment, net of cash acquired                                  20,834          (1,000)              0
     Payment of organization costs                                                      0               0          (5,044)
                                                                              -----------     -----------     -----------
                       Net cash provided by (used in) investing
                           activities                                              19,594         (10,217)         (8,378)
                                                                              -----------     -----------     -----------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
     Proceeds from issuance of common stock                                       121,785         302,115         146,125
     Collection of stock subscription receivable                                        0          12,375               0
                                                                              -----------     -----------     -----------
                       Net cash provided by financing activities                  121,785         314,490         146,125
                                                                              -----------     -----------     -----------
NET INCREASE IN CASH                                                               13,731          50,568          47,422
CASH, beginning of year                                                           101,776          51,208           3,786
                                                                              -----------     -----------     -----------
CASH, end of year                                                             $   115,507     $   101,776     $    51,208
                                                                              ===========     ===========     ===========
SUPPLEMENTAL DISCLOSURES:
     Syndication costs financed through accounts payable                      $         0     $    20,000     $    75,000
     Write-off of subscriptions receivable                                              0           6,000               0
     Common stock issued in exchange for notes                                     18,235          49,885               0
                                                                              ===========     ===========     ===========
ACQUISITION OF THE BEACON COMPANY:
     Fair market value of development costs acquired                          $    70,166     $         0     $         0
     Assumption of subordinated convertible debenture                              90,000               0               0
                                                                              ===========     ===========     ===========



             The accompanying notes to combined financial statements
                    are an integral part of these statements.

             ATLANTIC INTEGRATED HEALTH INCORPORATED AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996




1. ORGANIZATION AND CONTINUITY OF OPERATIONS:


Atlantic Integrated Health Incorporated, a North Carolina corporation (the Company), was organized on December 5, 1994. The Company acquired The Beacon Company (Beacon) during 1998 (see Note 4). The Company is an independent, physician-owned and governed medical practice group network, organized to provide administrative services to participating physicians and medical practice groups. Currently, the Company is in the process of integrating, economically and clinically, physicians now practicing primarily in single specialty practice groups into a larger multi-specialty network of medical practice groups.

The Company operated in the development stage until late in 1996 when it began to generate operating revenue. Since inception, the Company has expended significant funds on raising capital, developing a business plan, addressing other organizational matters and resolving legal and administrative matters. Operating losses have resulted in an accumulated deficit of $472,849 at December 31, 1998. If the Company does not realize additional revenue in the near future, it will require additional capital which may not be available.


The success of the Company is dependent upon its ability to maintain and expand its integrated network of physicians and to further its managed care contracting efforts. As such, the Company's ability to continue as a going concern is dependent upon many factors, the most significant of which include:

      * Being able to compete against established competitors with substantially greater capital resources.

      * Being able to maintain and expand its network of qualified physicians and other health care providers.


      * Being able to operate in an evolving regulatory environment, particularly with respect to antitrust laws, fraud and abuse and other anti-referral laws, insurance regulation and healthcare reform.


Management's plans to address the above matters include:


      * Seeking improvements in the delivery of healthcare services in order to enhance the quality and cost-effectiveness of care provided to patients served by the participating physician network.

      * Integrating and coordinating the delivery of healthcare services by participating medical practice groups.


      * Developing a flexible organizational structure that will meet the requirements of an evolving regulatory environment.


In October 1996, the Company filed a registration statement on Form SB-2 with the Securities and Exchange Commission registering for sale shares of common stock under federal securities laws. The minimum offering requirements were met and the offering was extended through July 28, 1997. On September 22, 1997, the Company filed Post-Effective Amendment #2 to the Company's Registration Statement on Form SB-2 to update the prospectus to extend the offering period through April 28, 1998.

The Commission declared Post-Effective Amendment #2 effective on September 30, 1997. On June 24, 1998, the Company filed a Post-Effective Amendment No. 3 to its Registration Statement on Form SB-2 to extend its stock offering which terminated on April 28, 1998. On August 7, 1998, the Company filed a Post-Effective Amendment No. 4 to its Registration Statement in response to comments received from the Securities and Exchange Commission. The Securities and Exchange Commission declared the Post-Effective Amendment No. 4 effective on August 12, 1998. Since the initial offering period which began December 30, 1996, the Company sold an aggregate of 146,000 Primary Class Common Shares, 344,000 Referral Class Common Shares and no Nonprofit Class Nonvoting Common Shares. The Company sold an aggregate of 156,500 Primary Class Common Shares, 26,000 Referral Class Common Shares and 2,500 Nonprofit Class Nonvoting Common Shares during the period from inception of the Company through the initial offering period under federal and state securities offering exemptions.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and Beacon. All significant intercompany accounts and transactions have been eliminated in consolidation.


OFFICE EQUIPMENT

Office equipment acquisitions are recorded at cost. Depreciation is provided for each class of depreciable asset and is computed using accelerated methods over the estimated economic useful lives. These lives range from five to seven years.

DEFERRED COSTS


Deferred costs consist of costs incurred in connection with establishing the legal structure of the Company and the development of Beacon service lines. These costs are being amortized over a period of five years.


SYNDICATION COSTS

Certain fees and expenses relating to the sale of common stock were charged against stockholders' equity.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


RECENT ACCOUNTING PRONOUNCEMENT

Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-up Activities," issued in April 1998, provides guidance on the financial reporting of start-up costs and organization costs. SOP 98-5 applies to all nongovernmental entities and requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 will be effective for the Company for the fiscal year beginning January 1, 1999. As of December 31, 1998, the Company and Beacon had approximately $83,000, net of amortization, of organization and start-up costs. Initial application of SOP 98-5 will be reported as a cumulative effect of a change in accounting principle.

RECLASSIFICATIONS

Certain amounts in the 1996 and 1997 financial statements have been reclassified in order to conform to the 1998 presentation.


3. STOCK SUBSCRIPTION AND STOCKHOLDER NOTES RECEIVABLE:


The stock subscription and stockholder notes receivable consists of amounts due from stockholders at December 31, 1998 and 1997, related to the issuance of shares of the Company's $1 par common stock at a price of $1.00 per share.


4. INVESTMENT:


The Company, in conjunction with Kanawha Insurance Company (Kanawha), formed Beacon in January 1997 and each contributed $1,000 of capital for a 50% interest in Beacon. Beacon plans to market and sell health care services and related employee benefit products, primarily in eastern North Carolina. The Company accounted for its investment on the equity method.

On June 24, 1998, the Company purchased all of the shares of common stock of Beacon held by Kanawha in exchange for $1,000 cash and the issuance by Beacon of a convertible, subordinated debenture in the principal amount of $90,000 (the Debenture). The Debenture is due and payable on June 30, 2003, and bears interest at the rate of 6% per annum. The Debenture is convertible into 4% of Beacon's outstanding common stock if Beacon completes a public offering of its common stock. Beacon does not have any right to redeem the Debenture prior to maturity. Upon the occurrence of an Event of Default, as defined under the Debenture, the entire unpaid principal and accrued interest will become immediately due and payable.

As a result, Beacon has been consolidated with the Company as of December 31, 1998, and for the period from June 24, 1998, through December 31, 1998.


5. BUY/SELL AGREEMENTS:

Stockholders are required to enter into a buy/sell agreement pursuant to which the Company will have the option to repurchase the holders' shares under certain circumstances. Such circumstances will include those in which the holder ceases to be unconditionally licensed to practice medicine in the State of North Carolina, ceases to meet the credentialing standards of the Company, ceases to be actively engaged in the practice of medicine or ceases to be affiliated with the Company through a medical services provider agreement.

6. MEMORANDUM OF UNDERSTANDING:


On May 23, 1996, the Company entered into a Memorandum of Understanding (MOU) with several other eastern North Carolina-based providers. The purpose of the MOU was to provide a medium through which participating entities could work jointly to develop a business plan for the development and operation of a management services organization. Pursuant to the provisions of the MOU, the Company contributed $15,000 in cash along with certain organizational materials previously developed by the Company. Additionally, the Company performed certain services on behalf of the project and incurred direct costs of approximately $78,000. The Company was reimbursed for these expenses in accordance with the terms specified in the MOU.

7. INCOME TAXES:


The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." This statement requires the use of the liability method of accounting for deferred income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. At December 31, 1998 and 1997, the Company had net operating loss carryforwards of approximately $404,000 and $277,000, respectively, for income tax purposes. No deferred tax asset has been recorded by the Company as the realization of such an asset is uncertain at this time. The net operating loss carryforwards begin expiring in 2010 for federal income tax purposes.


8. RELATED-PARTY TRANSACTIONS:


The Company's chief executive officer and Board chairman have provided management services and office space at no cost to the Company. The estimated fair market value of these items has been accounted for as expenses (salaries and wages and rent) and contributions of capital in the accompanying consolidated financial statements. The estimated fair market of services provided under this arrangement was $46,000 for the year ended December 31, 1996. The estimated fair market value of office space provided for the year ended December 31, 1996, was $4,000. Effective January 1, 1997, the Company began reimbursing the officers for the estimated fair market value of services and office space provided by them. The amounts incurred for services and office space provided under these arrangements was $48,000 and $4,304, respectively, for the year ended December 31, 1997, and $64,000 and $1,038, respectively, for the year ended September 30, 1998.

The Company entered into an arrangement with Beacon to provide network development services. Revenue under this arrangement was $70,000 for the year ended December 31, 1997. In addition, the Company recognized $72,711 and $185,350 in revenue from its referral class shareholders for administrative service fees related to group purchasing, contracting and other services provided for the years ended December 31, 1998 and 1997, respectively.

             ATLANTIC INTEGRATED HEALTH INCORPORATED AND SUBSIDIARY

                           Consolidated Balance Sheets



ASSETS                                                                     March 31,       December 31,
------                                                                       1999              1998
                                                                         ------------      ------------
                                                                         (Unaudited)           (Note)
Cash ...............................................................     $    201,175      $    115,507
Accounts receivable, less allowance for
     uncollectible accounts of $5,000 in 1999 and 1998 .............           80,793            64,934
Prepaid expenses ...................................................            2,756             3,562
                                                                         ------------      ------------
                       Total current assets ........................          284,724           184,003
Office equipment, net ..............................................            6,427             6,803
Deferred costs and other intangible assets .........................               --            82,711
                                                                         ------------      ------------
Total assets .......................................................     $    291,151      $    273,517
                                                                         ============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities - Accounts payable .............................     $     34,845      $     45,766
                                                                         ------------      ------------
Long-term debt - Convertible debenture and accrued interest ........           94,050            92,700
                                                                         ------------      ------------
Stockholders' equity:
     Common stock - $1 par value-
          Primary class, authorized 1,000,000 shares; 312,500
              and 302,500 shares issued and outstanding in
              1999 and 1998, respectively ..........................          312,500           302,500
          Referral class, authorized 1,800,000 shares; 370,000
              and 454,000 shares issued and outstanding in
              1999 and 1998, respectively ..........................          454,000           370,000
          Nonprofit class, nonvoting, authorized 200,000
              shares; 4,500 and 2,500 shares issued and
              outstanding in 1999 and 1998, respectively ...........            4,500             2,500
     Additional paid-in capital ....................................           74,000            74,000
     Syndication costs .............................................         (105,000)         (105,000)
     Stock subscription and stockholder notes receivable ...........          (45,050)          (36,100)
     Accumulated deficit ...........................................         (532,694)         (472,849)
                                                                         ------------      ------------
Total stockholders' equity .........................................          162,256           135,051
                                                                         ------------      ------------
Total liabilities and stockholders' equity .........................     $    291,151      $    273,517
                                                                         ============      ============


Note: The balance sheet as of December 31, 1998 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles.

          See accompanying notes to consolidated financial statements.

             ATLANTIC INTEGRATED HEALTH INCORPORATED AND SUBSIDIARY

                      Consolidated Statements of Operations
                                   (Unaudited)



                                                                Three Months Ended
                                                                    March 31,
                                                          ---------------------------
                                                              1999            1998
                                                          -----------     -----------
Revenue ..............................................    $   123,077     $    65,031
                                                          -----------     -----------
Expenses:
     Consulting fees .................................          8,217           3,102
     Salaries and wages ..............................         68,201          78,897
     Recruiting and education ........................          5,945           2,653
     Office expense and other ........................         14,389          16,667
     Rent ............................................          2,398           1,038
     Interest ........................................          1,350              --
     Depreciation and amortization ...................            625           2,033
                                                          -----------     -----------
                       Total expenses ................        101,125         104,390
                                                          -----------     -----------
Operating income (loss) ..............................         21,952         (39,359)
Interest income ......................................            914             330
                                                          -----------     -----------
Income (loss) before cumulative effect of a change
     in accounting principle .........................         22,866         (39,029)
Cumulative effect of a change in accounting
     principle .......................................        (82,711)             --
                                                          -----------     -----------
Net loss .............................................    $   (59,845)    $   (39,029)
                                                          ===========     ===========

Income (loss) per basic common share:
     Income (loss) before cumulative effect of a
        change in accounting principle ...............    $       .03     $      (.07)
     Cumulative effect of a change in accounting
        principle ....................................           (.12)             --
                                                          -----------     -----------
     Net loss ........................................    $      (.09)    $      (.07)
                                                          ===========     ===========
Basic average common shares outstanding ..............        712,333         586,333
                                                          ===========     ===========


          See accompanying notes to consolidated financial statements.

             ATLANTIC INTEGRATED HEALTH INCORPORATED AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                   (Unaudited)



                                                                                          Three Months Ended
                                                                                              March 31,
                                                                                     ---------------------------
                                                                                         1999            1998
                                                                                     -----------     -----------
Cash flows from operating activities:
Net loss ........................................................................    $   (59,845)    $   (39,029)
Adjustments to reconcile net loss to net cash used in operating activities-
              Depreciation and amortization .....................................            625           2,034
              Cumulative effect of a change in accounting principle .............         82,711              --
              Increase in accounts receivable ...................................        (15,859)        (20,551)
              Decrease in prepaid expenses ......................................            806           2,886
              Increase in accrued interest payable ..............................          1,350              --
              (Decrease) increase in accounts payable ...........................        (10,921)         21,124
                                                                                     -----------     -----------
                       Net cash used in operating activities ....................         (1,133)        (33,536)
                                                                                     -----------     -----------

Cash flows from investing activities:
     Purchase of office equipment ...............................................           (249)             --
                                                                                     -----------     -----------
                       Net cash used in investing activities ....................           (249)             --
                                                                                     -----------     -----------

Cash flows provided by financing activities:
     Proceeds from issuance of common stock .....................................         87,050          39,035
                                                                                     -----------     -----------
                       Net cash provided by financing activities ................         87,050          39,035
                                                                                     -----------     -----------

Net increase in cash ............................................................         85,668           5,499
Cash, beginning of period .......................................................        115,507         101,776
                                                                                     -----------     -----------
Cash, end of period .............................................................    $   201,175     $   107,275
                                                                                     ===========     ===========
Supplemental disclosure:
     Common stock issued in exchange for notes ..................................    $     8,950     $     2,965
                                                                                     ===========     ===========


          See accompanying notes to consolidated financial statements.

             ATLANTIC INTEGRATED HEALTH INCORPORATED AND SUBSIDIARY

                                 MARCH 31, 1999

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.     INTERIM FINANCIAL INFORMATION

       In the opinion of management, the accompanying unaudited consolidated financial statements contain all necessary adjustments, which are of a normal recurring nature, to present fairly the financial position of Atlantic Integrated Health Incorporated and its wholly-owned subsidiary, The Beacon Company, as of March 31, 1999 and 1998, the results of operations for the three months ended March 31, 1999 and 1998, and the cash flows for the three months ended March 31, 1999 and 1998, in conformity with generally accepted accounting principles. Operating results for the three month periods ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

       These unaudited interim consolidated financial statements should be read in conjunction with the financial statements and related notes contained in the Company's Annual Report on Form 10-KSB dated December 31, 1998.

2.     INVESTMENT

       The Company, in conjunction with Kanawha Insurance Company ("Kanawha"), formed Beacon in January 1997 when each contributed $1,000 of capital for an equal number of shares. Beacon plans to market and sell health care services and related employee benefit products, primarily in eastern North Carolina. The Company accounted for its investment on the equity method.

       On June 24, 1998, the Company purchased all of the shares of common stock of Beacon held by Kanawha in exchange for $1,000 cash and the issuance by Beacon of a convertible, subordinated debenture in the principal amount of $90,000 (the "Debenture"). The Debenture is due and payable on June 30, 2003 and bears interest at the rate of 6% per annum. The Debenture is convertible into 4% of Beacon's outstanding common stock if Beacon completes a public offering of its common stock. Beacon does not have any right to redeem the Debenture prior to maturity. Upon the occurrence of an "Event of Default," as defined under the Debenture, the entire unpaid principal and accrued interest will become immediately due and payable.





       As a result of this transaction, Beacon has been consolidated with the Company as of March 31, 1999 and for the period from June 24, 1998 through March 31, 1999.

3.     NET LOSS PER SHARE

       Net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding during the period.

4.     EXTENSION OF STOCK OFFERING

       On June 24, 1998, the Company filed a Post-Effective Amendment No. 3 to its Registration Statement on Form SB-2 to extend its stock offering which terminated on April 28, 1998. On August 7,

1998, the Company filed a Post-Effective Amendment No. 4 to its Registration Statement in response to comments received from the Securities and Exchange Commission. The Securities and Exchange Commission declared the Post-Effective Amendment No. 4 effective on August 12, 1998. From August 12, 1998 to March 10, 1999, Atlantic has sold an aggregate of 14,000 Primary Class Common Shares, 136,000 Referral Class Common Shares and 2,000 Nonprofit Class Nonvoting Common Shares. During the initial offering period from December 30, 1996 through July 28, 1997, the Company sold an aggregate of 116,000 Primary Class Common Shares and 216,000 Referral Class Common Shares. During the second offering period from September 30, 1997 to April 28, 1998, the Company sold an aggregate of 26,000 Primary Class Common Shares, 76,000 Referral Class Common Shares and no Nonprofit Class Nonvoting Common Shares. Atlantic plans to file Post-Effective Amendment No. 5 to continue the offering and add additional physicians to the Atlantic network.

5.     NEWLY ISSUED ACCOUNTING STANDARD

       In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5 "Reporting on the Costs of Start-Up Activities" (SOP 98-5) which provides guidance on the financial reporting of start-up costs and organization costs and requires that all non-governmental entities expense the costs of start-up activities as these costs are incurred instead of being capitalized and amortized. Atlantic adopted SOP 98-5 on January 1, 1999. The initial impact of adopting SOP 98-5 resulted in a charge of $82,711, which has been reflected as a cumulative effect of a change in accounting principle in the accompanying consolidated statement of operations for the quarter ended March 31, 1999.

================================================================================





                              544,000 PRIMARY CLASS
                                  COMMON SHARES

                                972,000 REFERRAL
                               CLASS COMMON SHARES

                                148,000 NONPROFIT
                          CLASS NONVOTING COMMON SHARES






                           ATLANTIC INTEGRATED HEALTH
                                  INCORPORATED




                                ----------------

                                   PROSPECTUS

                                ----------------






                               ____________, 1999



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


       The North Carolina Business Corporation Act requires that we indemnify any director, who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of Atlantic, against reasonable expenses incurred by the director in connection with the proceeding. "Proceeding" means a threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal. Reference is made to the detailed provisions of Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act for a complete statement of such indemnification rights. Our Bylaws, as amended, also require us to provide indemnification to any person who at any time serves or has served as a director or officer of Atlantic, or at the request of us is or was serving as an officer, director, agent, partner, trustee, administrator, or employee for any other foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the fullest extent permitted by the North Carolina Business Corporation Act. Our Bylaws, as amended, also permit our Board of Directors, in our discretion, to provide such indemnification to our employees and agents. We maintain a directors and officers and errors and omissions insurance policy.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


       The following table sets forth estimated expenses incurred by us in connection with the issuance and distribution of the shares being registered. All such expenses are estimated except for the SEC registration fee.

       SEC registration fee.................................... $         0
       Printing expenses.......................................       1,000
       Fees and expenses of counsel for Atlantic...............       2,500
       Fees and expenses of accountants for Atlantic...........       1,000
       Miscellaneous...........................................         500
                                                                -----------
            Total.............................................. $     5,000
                                                                -----------

       The following table sets forth approximate expenses incurred and paid by us in connection with this offering.

       SEC registration fee.................................... $    681.81
       Printing expenses.......................................   15,000.00
       Fees and expenses of counsel for Atlantic...............   75,000.00
       Fees and expenses of accountants for Atlantic...........    9,000.00
       Miscellaneous...........................................    5,000.00
                                                                -----------
            Total.............................................. $104,681.81
                                                                -----------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


       Since January 1, 1996, we issued the following securities without registration under the Securities Act:

1. From February 1996 through April 1996, we issued an aggregate of 33,000 shares of common stock to 14 physicians and medical practice groups for $1.00 per share.

2. In May 1996, we issued an aggregate of 39,500 shares of common stock to six medical practice groups for $1.00 per share.

3. In July 1996, we issued an aggregate of 5,000 Primary Class Common Shares to three physicians and medical practice groups for $1.00 per share (1).

4. In September 1996, we issued an aggregate of 14,000 Primary Class Common Shares and 6,000 Referral Class Common Shares to two medical practice groups for $1.00 per share.

5. From October 1996 through November 1996, we issued an aggregate of 26,500 Primary Class Common Shares and 12,000 Referral Class Common Shares to four medical practice groups for $1.00 per share (2).

6. From January 1997 through April 1997, we issued an aggregate of 9,000 Primary Class Common Shares and 6,000 Referral Class Common Shares to three medical practice groups for $1.00 per share (2).

7. From June 1997 through July 1997, we issued 7,500 Primary Class Common Shares to two medical practice groups for $1.00 per share (2).

8. Since July 1997, we have not issued any shares of capital stock without registration under the Securities Act.

       No underwriting commissions or discounts were paid with respect to the sales of the unregistered securities described above. In addition, all of the above sales were made in reliance on Section 4(2) of the Securities Act for transaction not involving a public offering. With regard to the reliance by us upon the exemption from registration provided under Section 4(2) of the Securities Act for the sales of securities disclosed above, certain inquiries were made by us to establish that such sales qualified for such exemption from the registration requirements. In particular, we confirmed that with respect to the exemption claimed under Section 4(2) of the Securities Act (i) all offers of sales and sales were made by personal contact from our officers and directors or other persons closely associated with us, (ii) each investor made representations that he or she was sophisticated in relation to the investment (and we had no reason to believe such representations were incorrect), (iii) each purchaser gave assurance of investment intent and the certificates for the shares bear a legend accordingly, and (iv) offers and sales within any offering were made to a limited number of persons.

--------------------


(1) Prior to July 1996, our authorized capital stock consisted of 100,000 shares of common stock, $1.00 par value per share. In July 1996, after we amended and restated our Articles of Incorporation to reflect our current capital structure, the shares of common stock previously issued and outstanding were canceled and re-issued as either Primary Class Common Shares, Referral Class Common Shares or Nonprofit Class Nonvoting Common Shares, as the case may be, depending upon the qualifications of the existing shareholders.

(2) We offered and sold these shares prior to their issuance pursuant to subscription agreements dated from December 1995 through August 1996. We do not issue any shares of capital stock to subscribers until payment in full is received by us from such subscribers.


ITEM 27.  EXHIBITS.

     EXHIBIT NO.                       DESCRIPTION
     -----------                       -----------


         3.1      Amended and Restated Articles of Incorporation of Atlantic
         3.2      Bylaws of Atlantic, as amended
         4.1      Specimen form of our Primary Class Common Share Certificate
         4.2      Specimen form of our Referral Class Common Share Certificate
         4.3 Specimen form of our Nonprofit Class Nonvoting Common Share Certificate
         5.1      Opinion and Consent of Wyrick, Robbins, Yates & Ponton L.L.P.
         10.1 Form of Subscription and Shareholder Buy/Sell Agreement (Primary Class Common Shareholder)
         10.2 Form of Subscription and Shareholder Buy/Sell Agreement (Referral Class Common Shareholder)
         10.3     Form of Subscription and Shareholder Buy/Sell Agreement
                  (Nonprofit Class Nonvoting Common Shareholder)
         10.4     Form of Non-Exclusive Medical Services Provider Agreement
                  (Primary Physicians)
         10.5 Form of Non-Exclusive Medical Services Provider Agreement (Referral Physicians)
         10.6 Employment Agreement between Atlantic and Robert H. Blake, III effective as of June 1, 1996
         10.7     Form of Facility Participation Agreement
         10.8 Contract and Lease dated April 23, 1998 between Atlantic and Joseph E. Thomas
         10.9 Contract and Lease dated April 23, 1998 between Atlantic and Village Cedars, Inc.
         10.10 Convertible, Subordinated Debenture in the principal amount of $90,000 of The Beacon Company.
         23.1     Consent of Wyrick, Robbins, Yates & Ponton L.L.P. (included in
                  Exhibit 5.1)
         23.2     Consent of Arthur Andersen LLP
         24.1 Power of Attorney (included on page II-5 of Registration Statement on Form SB-2, page II-5 of the Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 and page II-7 of the Post-Effective Amendment No. 3 to the Registration Statement on Form SB-2)
         27.1     Financial Data Schedule

ITEM 28. UNDERTAKINGS.

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the North Carolina Business Corporation Act, the Articles of Incorporation or the Bylaws of the Registrant, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

2. The undersigned Registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 5 to the Registration Statement on Form SB-2 to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of New Bern and State of North Carolina, on June 21, 1999.


                                 ATLANTIC INTEGRATED HEALTH
                                 INCORPORATED

                                 By  /s/ J. Philip Mahaney, Jr., M.D.
                                    --------------------------------------------
                                    J. Philip Mahaney, Jr., M.D.
                                    President and Chief Executive Officer
                                    (principal executive officer)

                                 By  /s/ Stephen W. Nuckolls
                                    --------------------------------------------
                                    Stephen W. Nuckolls
                                    Chief Financial Officer
                                    (principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE AND TITLE                        |
-------------------                        |
J. Philip Mahaney, Jr., M.D., Director     |
                                           |
W. James Stackhouse, M.D., Chairman of the |
Board, Treasurer and Director              |
                                           |
Charles J. Baio, M.D., Director            |
                                           |
Graham A. Barden, III, M.D., Director      | By /s/ J. Philip Mahaney, Jr., M.D.
                                           |   --------------------------------
Michael L. Bramley, M.D., Director         | J. Philip Mahaney, Jr., M.D.
                                           | Pro Se and Attorney-in-Fact
John P. Emerick, M.D., Director            |     Dated June 21, 1999
                                           |
A. Clark Gaither, M.D., Director           |
                                           |
Frank L. Gay, M.D., Director               |
                                           |
Robert A. Krause, M.D., Director           |
                                           |
Robert S. Meyer, M.D., Director            |
                                           |
Leo E. Waivers, M.D., Director             |
                                           |
John A. Williams, III, M.D., Director      |
                                           |
Kerry A. Willis, M.D., Director            |

                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Philip Mahaney, Jr., M.D. and Robert H. Blake III, and each of them, as his or her true and lawful attorney-in-fact and agent, each with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including additional post-effective amendments) to this Post Effective Amendment No. 5 to the Registration Statement, and any additional Registration Statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 5 to the Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated.


/s/ Edwin P. Little, M.D.
-------------------------------
Edwin P. Little, M.D.
Director
June 10, 1999

/s/ Michael J. Lobos, M.D.
-------------------------------
Michael J. Lobos, M.D.
Director
June 10, 1999

/s/ Alice P. Seldon, M.D.
-------------------------------
Alice P. Seldon, M.D.
Director
June 10, 1999

/s/ Daniel Whitley, Jr., M.D.
-------------------------------
Daniel Whitley, Jr., M.D.
Director
June 10, 1999

                                  EXHIBIT INDEX
                                       TO
      POST-EFFECTIVE AMENDMENT NO. 5 TO REGISTRATION STATEMENT ON FORM SB-2


ITEM NO.      DESCRIPTION                                       METHOD OF FILING
--------      -----------                                       ----------------

3.1           Amended and Restated Articles of Incorporation    (1)
              of Atlantic

3.2           Bylaws of Atlantic, as amended                    (1)


4.1           Specimen form of our Primary Class Common Share   (1)
              Certificate

4.2           Specimen form of our Referral Class Common        (1)
              Share Certificate

4.3           Specimen form of our Nonprofit Class Nonvoting    (1)
              Common Share Certificate


5.1           Opinion and Consent of Wyrick, Robbins, Yates &   (1)
              Ponton L.L.P.

10.1          Form of Subscription and Shareholder Buy/Sell     (1)
              Agreement (Primary Class Common Shareholder)

10.2          Form of Subscription and Shareholder Buy/Sell     (1)
              Agreement (Referral Class Common Shareholder)

10.3          Form of Subscription and Shareholder Buy/Sell     (1)
              Agreement (Nonprofit Class Nonvoting Common
              Shareholder)

10.4          Form of Non-Exclusive Medical Services Provider   (1)
              Agreement (Primary Physicians)

10.5          Form of Non-Exclusive Medical Services Provider   (1)
              Agreement (Referral Physicians)

10.6          Employment Agreement between Atlantic and Robert  (1)
              H. Blake III effective as of June 1, 1996


10.7          Form of Facility Participation Agreement          (3)

10.8          Contract and Lease dated April 23, 1998 between   (4)
              Atlantic and Joseph E. Thomas

10.9          Contract and Lease dated April 23, 1998 between   (4)
              Atlantic and Village Cedars, Inc.

10.10         Convertible, Subordinated Debenture in the        (5)
              principal amount of $90,000 of The Beacon
              Company.


23.1 Consent of Wyrick, Robbins, Yates & Ponton L.L.P. (1) (included in Exhibit 5.1)


23.2          Consent of Arthur Andersen LLP                    Filed herewith


24.1 Power of Attorney (included on page II-5 of Registration Statement on Form SB-2, page II-5 of the Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 and page II-7 of the Post-Effective Amendment No. 3 to the Registration Statement on Form SB-2)


27.1          Financial Data Schedule                           (6)(7)

------------------------------------


(1) Incorporated by reference to exhibits contained in our Registration Statement on Form SB-2 (File No. 333-5826)

(2) Incorporated by reference to exhibits contained in our Post-Effective Amendment No. 2 (File No. 333-5826)

(3) Incorporated by reference to exhibits contained in our Annual Report on Form 10-KSB for the year ended December 31, 1997 (File No. 333-5826)

(4) Incorporated by reference to exhibits contained in our Post-Effective Amendment No. 3 (File No. 333-5826).

(5) Incorporated by reference to exhibits contained in our Post-Effective Amendment No. 4 (File No. 333-5826).

(6) Incorporated by reference to exhibits contained in our Annual Report on Form 10-KSB for the year ended December 31, 1998 (File No. 333-5826).

(7) Incorporated by reference to exhibits contained in our Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999 (File No. 333-5826)